Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

UNDER ARMOUR, INC.,
a Maryland corporation;
MMF MERGER SUB, INC.,
a Delaware corporation;
MAPMYFITNESS, INC.,
a Delaware corporation;
and
FORTIS ADVISORS LLC,
as the Securityholders’ Agent.
________________________________________________________________________________
Dated as of November 8, 2013
________________________________________________________________________________

i

4	CERTAIN COVENANTS OF THE COMPANY		43
	4.1	Access and Investigation	43
	4.2	Operation of the Business of the Company	44
	4.3	Notification; Updates to Disclosure Schedule.	46
	4.4	No Negotiation	47
	4.5	Termination of Certain Company Benefit Plans	47
	4.6	FIRPTA Matters	48
	4.7	Repayment of Insider Receivables	48
	4.8	Communications with Employees	48
	4.9	Resignation of Officers and Directors	48
	4.1	Closing Statements	48
	4.11	Pay Off Letters	49
	4.12	Indemnification; Tail Insurance	49
	4.13	Tax Returns.	50
	4.14	Intellectual Property Matters	51
5	CERTAIN COVENANTS OF THE PARTIES		51
	5.1	Filings and Consents.	51
	5.2	Stockholder Consent.	52
	5.3	Public Announcements	53
	5.4	Commercially Reasonable Efforts	53
	5.5	Employee Benefits	53
	5.6	Verification of Net Working Capital.	54
	5.7	Verification of Cash and Cash Items.	56
6	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER		58
	6.1	Accuracy of Representations.	58
	6.2	Performance of Covenants	59
	6.3	Governmental and Other Consents; Expiration of Notice Periods.	59
	6.4	No Material Adverse Effect	59
	6.5	Stockholder Approval	59
	6.6	Agreements and Documents	59
	6.7	No Restraints	62
	6.8	No Legal Proceedings	62
	6.9	Termination of Warrants and Options; Conversion of Preferred Stock	63
	6.1	Key Employee	63
	6.11	Stockholder Approval	63
7	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		63
	7.1	Accuracy of Representations.	63
	7.2	Performance of Covenants	63
	7.3	Stockholder Approval	63
	7.4	Certificate	64
	7.5	No Restraints	64
	7.6	Governmental Consents	64

	7.7	Key Employee	64
8	TERMINATION		64
	8.1	Termination Events	64
	8.2	Termination Procedures	66
	8.3	Effect of Termination	66
9	INDEMNIFICATION, ETC.		66
	9.1	Survival of Representations, Etc.	66
	9.2	Indemnification.	67
	9.3	Limitations.	69
	9.4	No Contribution	71
	9.5	Defense of Third Party Claims	71
	9.6	Indemnification Claim Procedure	72
	9.7	Setoff	73
	9.8	Exercise of Remedies Other Than by Parent	73
10	MISCELLANEOUS PROVISIONS		73
	10.1	Securityholders’ Agent.	73
	10.2	Further Assurances	76
	10.3	No Waiver Relating to Claims for Willful Misconduct, Intentional Misrepresentation or Fraud	76
	10.4	Fees and Expenses	76
	10.5	Attorneys’ Fees	77
	10.6	Notices	77
	10.7	Headings	78
	10.8	Counterparts and Exchanges by Electronic Transmission or Facsimile	78
	10.9	Governing Law; Dispute Resolution.	78
	10.1	Successors and Assign	79
	10.11	Remedies Cumulative; Specific Performance	79
	10.12	Waiver	79
	10.13	Waiver of Jury Trial	79
	10.14	Amendments	79
	10.15	Severability	80
	10.16	Parties in Interest	80
	10.17	Entire Agreement	80
	10.18	Disclosure Schedule	80
	10.19	Construction.	80

Exhibits and Schedules

Exhibit A	Certain Definitions
Annex 1 to Exhibit A Persons Whose Knowledge is Imputed to the Company

Exhibit B	Reserved

Exhibit C	Escrow Agreement

Exhibit D	Form of Release Agreement

Exhibit E	Form of Non-Compete Agreement

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (“Agreement”) is made and entered into as of November 8, 2013, by and among Under Armour, Inc., a Maryland corporation (“Parent”); MMF Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”); MapMyFitness, Inc., a Delaware corporation (the “Company”); and Fortis Advisors LLC, as the Securityholders’ Agent (as defined in Section 10.1). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned Subsidiary of Parent.
B.    The respective boards of directors of Merger Sub, Parent and the Company have approved this Agreement.
C.    As an inducement for Parent and Merger Sub to enter into this Agreement, certain individuals who hold shares or options to purchase shares of the Company will enter into Noncompetition and Non-Solicitation Agreements in favor of Parent (collectively the “Noncompetition Agreements”), which shall be effective at the Effective Time (as defined in Section 1.3).
AGREEMENT
The parties to this Agreement agree as follows:

1.	DESCRIPTION OF TRANSACTION
1.1    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned Subsidiary of Parent.
1.2    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
1.3    Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309 at 10:00 a.m. (Atlanta Time) on a date to be designated by Parent, which shall be no later than the later to occur of (i) the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions set forth in Sections 6.6(c), 6.6(d) and 7.4, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or (ii) December 6, 2013, or (iii) at such other time and/or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”). For the avoidance of doubt, all references in this Agreement to “immediately prior to the Closing” shall be deemed to refer to a point in time immediately before the Closing and after the conversion of the Preferred Stock into Common Stock.

1.4    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;
(b)    the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(c)    the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion.
1.5    Conversion of Shares.
(a)    Conversion. Subject to Sections 1.5(e), 1.7 and 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholder of the Company or any other Person:
(i)    each share of Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub, the Company or any direct or indirect wholly-owned subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall be extinguished and canceled without payment of any consideration with respect thereto;
(ii)    each share of Common Stock issued and outstanding immediately prior to the Effective Time (all such issued and outstanding shares, other than any share of Common Stock to be cancelled pursuant to Section 1.5(a)(i), the “Outstanding Capital Stock”) shall be converted automatically into the right to receive (following the surrender of the certificate representing such share of Common Stock or the delivery of an appropriate affidavit, in each case, in accordance with Section 1.8):
(A)    an amount in cash per share of Common Stock equal to: (1) Per Share Amount; minus (2) the Per Share Escrow Amount; minus (3) the Per Share Securityholders’ Agent Amount; and
(B)    any cash disbursements required to be made out of the Escrow Amount with respect to such share to the former holder thereof in accordance with the Escrow Agreement, as and when such disbursements are required to be made; and
(C)    any cash disbursements required to be made out of the Securityholders’ Agent Amount with respect to such share to the former holder thereof in accordance with the Securityholders’ Agent Amount Agreement, as and when such disbursements are required to be made; and
(iii)    each share of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and nonassessable share of common stock of the Surviving

Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation at the Effective Time. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which the shares of common stock of Merger Sub were converted in accordance with the immediately preceding sentence.
The amount of cash, if any, that each Effective Time Holder is entitled to receive at any particular time for the shares of Outstanding Capital Stock held by such Effective Time Holder or the shares of Capital Stock subject to Outstanding Vested Options (as defined in Section 1.6(a)) or Warrants held by such Effective Time Holder shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock and all Outstanding Vested Options and Warrants held by such Effective Time Holder.
(b)    Definitions. For purposes of this Agreement:
(i)    “Adjusted Transaction Value” shall be: (A) $150,000,000; minus (B) the Working Capital Shortfall Amount, as set forth and represented in the Merger Consideration Certificate; plus (C) the Working Capital Surplus Amount, as set forth and represented in the Merger Consideration Certificate; plus (D) the Cash Surplus Amount, as set forth and represented in the Merger Consideration Certificate; minus (E) the Cash Shortfall Amount, as set forth and represented in the Merger Consideration Certificate; minus (F) the aggregate amount of the Indebtedness; and minus (G) the Company Transaction Expenses.
(ii)    “Aggregate Exercise Amount” means the aggregate dollar amount that would have been payable to the Company as purchase price for the exercise of all Options and Warrants outstanding immediately prior to the Effective Time.
(iii)    “Cash” means the amount of cash as of the Closing Date.
(iv)    “Cash Items” means (i) Restricted Cash, plus (ii) minimum cash in the amount of $500,000, plus (iii) bonus payable and management incentive payments (other than amounts payable in connection with the transaction and included in Company Transaction Expenses).
(v)    “Cash Shortfall Amount” means the amount if any, by which Cash Items exceed Cash as of the Closing Date.
(vi)    “Cash Surplus Amount” means the amount, if any, by which Cash exceeds Cash Items as of the Closing Date.
(vii)    “Escrow Amount” means $30,000,000.
(viii)    “Fully Diluted Company Share Number” shall be the sum of, without duplication: (A) the aggregate number of shares of Outstanding Common Stock (including:

(1) any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract; (2) any such shares subject to issuance pursuant to Options or Warrants that are exercised prior to the Effective Time; and (3) any such shares subject to issuance pursuant to the conversion prior to the Effective Time of any Preferred Stock); plus (B) the aggregate number of shares of Capital Stock purchasable under or otherwise subject to Outstanding Options (it being understood that any other rights to purchase or acquire Capital Stock that terminate as of the Effective Time, if not exercised prior to the Closing, shall not be included in the Fully Diluted Company Share Number); plus (C) the aggregate number of shares of Capital Stock purchasable under or otherwise subject to Warrants or any other rights (other than Options) to acquire shares of Capital Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time; plus (D) the aggregate number of shares of Common Stock that would be issuable upon the conversion of any convertible securities of the Company (other than shares of Preferred Stock) outstanding immediately prior to the Effective Time.
(ix)    “Net Working Capital” means the current assets of the Acquired Companies on a consolidated basis (excluding cash) less the current liabilities of the Acquired Companies on a consolidated basis (excluding Cash Items and Indebtedness), as of immediately prior to the Closing, as determined in accordance with the guidelines mutually agreed to by the Company and Parent.
(x)    “Per Share Amount” means the amount obtained by dividing: (A) the sum of (1) the Adjusted Transaction Value plus (2) the Aggregate Exercise Amount; by (B) the Fully Diluted Company Share Number.
(xi)    “Per Share Escrow Amount” means, with respect to each share of Outstanding Capital Stock held by a Non-Dissenting Stockholder and each share of Capital Stock subject to an Outstanding Vested Option or Warrant, an amount determined by multiplying: (A) the Escrow Amount; by (B) the Specified Fraction with respect to such share of Outstanding Capital Stock or share of Capital Stock subject to an Outstanding Vested Option or Warrant.
(xii)    “Per Share Securityholder Agent Amount” means, with respect to each share of Outstanding Capital Stock held by a Non-Dissenting Stockholder and each share of Capital Stock subject to an Outstanding Vested Option or Warrant, an amount determined by multiplying: (A) the Securityholders’ Agent Amount; by (B) the Specified Fraction with respect to such share of Outstanding Capital Stock or share of Capital Stock subject to an Outstanding Vested Option or Warrant.
(xiii)    “Specified Fraction” means, with respect to each share of Outstanding Capital Stock held by a Non-Dissenting Stockholder and each share of Capital Stock subject to an Outstanding Vested Option or Warrant, the fraction having a numerator equal to the Merger Consideration payable with respect to such share of Outstanding Capital Stock or share of Capital Stock subject to an Outstanding Vested Option or Warrant (including any amount withheld with respect thereto as part of the Escrow Amount or Securityholders’ Agent Amount), and having a denominator equal to the aggregate amount of Merger Consideration payable in respect of all shares of Outstanding Capital Stock held by Non-Dissenting Stockholders and all shares of Capital Stock subject to Outstanding Vested Options and Warrants (including any amount withheld with respect thereto as part of the Escrow Amount or Securityholders’ Agent Amount).
(xiv)    “Securityholders’ Agent Amount” means $200,000.
(xv)    “Target Net Working Capital” means $892,082.
(xvi)    “Working Capital Shortfall Amount” means the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital.
(xvii)    “Working Capital Surplus Amount” means the amount, if any, by which Net Working Capital exceeds the Target Net Working Capital.
(c)    Escrow. An amount equal to the Escrow Amount shall be deposited by Parent in escrow at the Effective Time, and held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, in the form attached hereto as Exhibit C (the “Escrow Agreement”).
(d)    Securityholders’ Agent Amount. At the Effective Time, an amount equal to the Securityholders’ Agent Amount shall be deposited by Parent with the Securityholders’ Agent (per wire instructions provided by the Securityholders’ Agent prior to Closing) and held by the Securityholders’ Agent as the Expense Fund in accordance with Section 10.1(h).
(e)    Payment of Indebtedness. At the Effective Time, Parent shall, on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Closing Date Indebtedness Statement (as defined in Section 4.10), the aggregate amount of the Indebtedness.
(f)    Payment of Company Transaction Expenses. At the Effective Time, Parent shall, on behalf of the Company, pay to such account or accounts as the Company specifies to Parent pursuant to the Merger Consideration Certificate the aggregate amount of the unpaid Company Transaction Expenses.
(g)    Adjustments. If the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Capital Stock payable in Capital Stock or in any right to acquire Capital Stock, or effects a subdivision of the outstanding shares of Capital Stock into a greater number of shares of Capital Stock, or in the event the outstanding shares of Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Outstanding Capital Stock pursuant to Section 1.5(a) and the amounts payable in respect of shares of Capital Stock subject to Outstanding Vested Options pursuant to Section 1.6 shall be appropriately adjusted.

1.6    Treatment of Stock Options and Warrants.
(a)    Vested Stock Options. Subject to Section 1.8(h), each Option that is vested, outstanding and unexercised immediately prior to the Effective Time (including all Options that vest contingent upon the Merger) (each such Option being referred to in this Agreement as an “Outstanding Vested Option”) shall not be assumed or substituted with an equivalent option or right but shall terminate and shall be cancelled at the Effective Time, and the holder thereof shall be entitled to receive for each share of Capital Stock subject to such Outstanding Vested Option:
(i)     an amount in cash equal to: (A) the Per Share Amount; minus (B) the exercise price per share of Capital Stock subject to such Outstanding Vested Option; minus (C) the Per Share Escrow Amount per share of Capital Stock; minus (D) the Per Share Securityholders’ Agent Amount;
(ii)    any cash disbursements required to be made out of the Escrow Amount with respect to such share of Capital Stock to the former holder of such Outstanding Vested Option in accordance with the Escrow Agreement, as and when such disbursements are required to be made; and
(iii)    any cash disbursements required to be made out of the Securityholders’ Agent Amount with respect to such share of Capital Stock to the former holder of such Outstanding Vested Option in accordance with the Securityholders’ Agent Amount Agreement, as and when such disbursements are required to be made.
Prior to the Effective Time, the Company shall take all action that may be necessary (under the Stock Plans or otherwise) to effectuate the provisions of this Section 1.6(a) and to ensure that, from and after the Effective Time, each holder of an Outstanding Vested Option cancelled as provided in this Section 1.6(a) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.6(a), without interest.
(b)    Unvested Stock Options. At the Effective Time, each Outstanding Unvested Option shall be converted into and become an option to purchase Parent Common Stock, with such conversion effected through Parent (i) assuming such Outstanding Unvested Option or (ii) replacing such Outstanding Unvested Option by issuing a reasonably equivalent replacement stock option to purchase Parent Common Stock in substitution therefor, in either case in accordance with the terms (as in effect as of the date of this Agreement) of the applicable Stock Plan, and the terms of the stock option agreement by which such Outstanding Unvested Option is evidenced and otherwise in compliance with the requirements of Code Sections 409A and 422 such that each such assumed or replaced Option is exempt from Code Section 409A and maintains its status as an “incentive stock option” (if applicable), to the extent permitted by the Code. All Outstanding Unvested Options shall be assumed or replaced by Parent and all rights thereunder shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (A) each Outstanding Unvested Option assumed or replaced by Parent may be exercised solely for shares of Parent; (B) the number of shares of Parent Common Stock subject to each Outstanding Unvested Option assumed or replaced by Parent shall be determined by multiplying the number of shares of Company’s Common Stock that were subject to such Outstanding Unvested Option immediately prior to the Effective Time by the Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for the Parent Common Stock issuable upon exercise of each Outstanding Unvested Option assumed or replaced by Parent shall be determined by dividing the per share exercise price of Common Stock subject to such Outstanding Unvested Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) subject to the terms of the stock option agreement by which such Outstanding Unvested Option is evidenced, any restriction on the exercise of any Outstanding Unvested Option assumed or replaced by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Outstanding Unvested Option shall otherwise remain unchanged as a result of the assumption or replacement of such Outstanding Company Option; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Outstanding Unvested Option assumed or replaced by Parent. The “Conversion Ratio” means a fraction having a numerator equal to Per Share Amount and having a denominator equal to the average of the closing sale prices of a share of Parent Common Stock as reported by the New York Stock Exchange for each of the five consecutive trading days immediately preceding the Closing Date; provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding shares of Company’s Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate.
(c)    Warrants. Each Warrant that is outstanding and unexercised immediately prior to the Effective Time shall not be assumed or substituted with an equivalent warrant or right but shall terminate and shall be cancelled at the Effective Time, and the holder thereof shall be entitled to receive for each share of Capital Stock subject to such Warrant:
(i)    an amount in cash equal to: (A) the Per Share Amount; minus (B) the exercise price per share of Capital Stock subject to such Warrant; minus (C) the Per Share Escrow Amount per share of Capital Stock; minus (D) the Per Share Securityholders’ Agent Amount;
(ii)    any cash disbursements required to be made out of the Escrow Amount with respect to such share of Capital Stock to the former holder of such Warrant in accordance with the Escrow Agreement, as and when such disbursements are required to be made; and
(iii)    any cash disbursements required to be made out of the Securityholders’ Agent Amount with respect to such share of Capital Stock to the former holder of such Warrant in accordance with the Securityholders’ Agent Amount Agreement, as and when such disbursements are required to be made.
(d)    Payment. Following the Effective Time, Parent shall pay through the payroll services of Parent or the Company to each holder of an Outstanding Vested Option, the consideration specified in Section 1.6(a), without interest. Payment of the amounts specified in Section 1.6(c) with respect to Warrants will be made by the Payment Agent at Closing.

1.7    Dissenting Shares.
(a)    Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Capital Stock held by a holder who has properly asserted such holder’s dissenter’s rights under the DGCL, and as of the Closing has neither effectively withdrawn nor lost (through failure to perfect or otherwise) such holder’s right to payment of the “fair value” for such shares under the DGCL (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Effective Time Holders shall not be entitled to any portion of such retained Merger Consideration.
(b)    Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.7(a), if any holder of shares of Capital Stock who has asserted such holder’s right to payment of the “fair value” for such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s dissenters’ rights, then such holder’s shares of Capital Stock shall thereupon be deemed automatically to have been converted, as of the Effective Time, into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Capital Stock or upon the delivery of an appropriate affidavit, in each case, in accordance with Section 1.8.
(c)    Notice of Dissenting Shares. The Company shall give Parent prompt notice of any demands for payment for shares of Capital Stock received by the Company, withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to the DGCL and received by the Company; provided, however, the Company shall control and direct all negotiations and proceedings with respect to any such demands or other instruments or notices with reasonable participation by the Parent upon Parent’s request. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), make any payment with respect to, settle or offer to settle any such demands.

1.8    Exchange of Certificates.
(a)    Payment Agent. On or prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”). On or prior to the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Sections 1.5(a)(ii)(A) and 1.6(c). The cash amount so deposited with the Payment Agent is referred to herein as the “Payment Fund.” The Payment Agent will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent, but any risk of loss shall remain with Parent. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.
(b)    Letter of Transmittal. Prior to the Effective Time, the Company shall mail to each Person who is a record holder of Capital Stock immediately prior to the Effective Time: (i) a letter of transmittal containing such provisions as Parent or the Payment Agent may specify (including a provision confirming that delivery of Company Stock Certificates (as defined in Section 1.8(d)) shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent, a general release and a provision whereby such holder agrees to be bound by the provisions of Sections 1.8, 9, 10.1 and the other applicable provisions of this Agreement), in each case as reasonably acceptable to the Company (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable with respect to such Capital Stock. Upon the surrender to the Payment Agent of a Company Stock Certificate (or an affidavit of lost stock certificate as described in Section 1.8(e)), together with a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration, if any, which such holder has the right to receive pursuant to Section 1.5(a) at the time of such surrender, the Company Stock Certificate so surrendered shall forthwith be canceled, and the amount equal to the Merger Consideration shall be paid to such holder promptly. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Capital Stock formerly represented thereby.
(c)    Payments to Others. If payment of Merger Consideration in respect of shares of Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.
(d)    Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of

Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Outstanding Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.
(e)    Lost Certificates. In the event any Company Stock Certificate representing shares of Outstanding Capital Stock shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity agreement (in a form reasonably acceptable to the Company (or Securityholders’ Agent after the Effective Time)) against any claim that may be made against the Payment Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate.
(f)    Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Effective Time Holders as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and Effective Time Holders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable with respect to the shares of Capital Stock previously represented by such Company Stock Certificates, and/or shares of Capital Stock subject to Vested Outstanding Options, in each case without any interest thereon.
(g)    Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Effective Time Holder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed by Effective Time Holders three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Lien.
(h)    Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Securityholder or former Securityholder of the Company such amounts as Parent determines in good faith are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9    Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as specifically set forth in the Disclosure Schedule prepared by the Company in accordance with Section 10.18 and delivered to Parent prior to the execution and delivery of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth in this Section 2, the Company represents and warrants, to and for the benefit of the Indemnitees (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Parent and Merger Sub are relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement), as follows:
2.1    Organizational Matters.
(a)    Organization, Standing and Power to Conduct Business. Each Acquired Company (i) has been duly organized, and is validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its formation; (ii) has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where any such failures to be so qualified, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Material Adverse Effect. Section 2.1(a) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Company is qualified, licensed or admitted to do business.
(b)    Charter Documents. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws, memorandum of association, articles of association or equivalent governing documents of each Acquired Company, in each case as amended to date and currently in effect (such instruments and documents, the “Charter Documents”). All actions taken and all transactions entered into by each Acquired Company have been duly approved by all necessary action of the board of directors (or other similar body) and stockholders of such Acquired Company. There has been no violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s stockholders or board of directors (or other similar body) or any committee of the board of directors (or other similar body) of such Acquired Company.
(c)    Directors and Officers. Section 2.1(c) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each Acquired

Company; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Company; and (iii) the names and titles of the officers of each Acquired Company.
(d)    Subsidiaries. Section 2.1(d) of the Disclosure Schedule sets forth a complete and accurate list naming each Entity in which any Acquired Company owns, holds or has any interest in or right to acquire capital stock or other equity interests or ownership interests and the jurisdiction of organization of each such Entity. There are no outstanding securities convertible into or exchangeable or exercisable for capital stock or other equity interests or ownership interests in any Subsidiary, or options, warrants or other rights to acquire capital stock or other equity interests or ownership interests in any Acquired Company (other than the Company). Except for the equity interests identified in Section 2.1(d) of the Disclosure Schedule, none of the Acquired Companies has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has agreed or is obligated to make any future investment in or capital contribution to any Entity.
(e)    Predecessors. There are no Entities that have been merged into or that otherwise are predecessors to any Acquired Company.
(f)    Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except, in the case of a Subsidiary of the Company in favor of the Company).
2.2    Capital Structure.
(a)    Capital Stock.
(i)    The authorized capital stock of the Company consists of 48,700,000 shares of Common Stock and 14,450,841 shares of Preferred Stock, of which 5,009,016 shares are designated as Series A Preferred Stock, 6,341,825 are designated as Series B Preferred Stock, and 3,100,000 are designated as Series C Preferred Stock.
(ii)    As of the date hereof: (A) there are 13,481,081 shares of Common Stock issued and outstanding; (B) there are 5,009,016 shares of Series A Preferred Stock issued and outstanding; (C) there are 4,814,503 shares of Series B Preferred Stock issued and outstanding; (D) there are 3,018,412 shares of Series C Preferred Stock issued and outstanding; and (E) the Company has no other issued or outstanding shares of Capital Stock. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued, and are fully paid, non-assessable and not subject to any preemptive rights. Except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, no shares of Capital Stock are subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).
(iii)    No shares of Capital Stock are held as treasury stock or are owned by the Company. The Company has never declared or paid any dividends on any shares of Capital Stock. Since the filing of the Restated Certificate with the Secretary of State of the

State of Delaware on June 3, 2013, no shares of Capital Stock have been issued (other than pursuant to exercises of Options issued to employees of any Acquired Company under the Stock Plans) and no adjustment has been made, pursuant to the provisions of the Restated Certificate or otherwise, to the conversion price of any share of Preferred Stock. No consideration is or was required to be paid in respect of any share of Preferred Stock upon conversion of such shares into shares of Common Stock in accordance with the Restated Certificate.
(iv)    Section 2.2(a)(iv) of the Disclosure Schedule sets forth an accurate and complete list of the holders of all the issued and outstanding shares of Capital Stock, the addresses of each such holder and the class, series and number of shares of Capital Stock owned of record by each such holder.
(b)    Stock Options. The Company has reserved 7,372,130 shares of Common Stock for issuance under the Stock Plans, of which options with respect to 6,095,353 shares are outstanding as of the date of this Agreement. Section 2.2(b) of the Disclosure Schedule accurately sets forth, with respect to each Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Option; (ii) the total number of shares of Common Stock that are subject to such Option and the number of shares of Common Stock with respect to which such Option is immediately exercisable; (iii) the date on which such Option was granted and the term of such Option; (iv) the vesting schedule for such Option and whether the vesting of such Option shall be subject to any acceleration in connection with the Merger or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Common Stock purchasable under such Option; and (vi) whether such Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all other applicable Legal Requirements, the per share exercise price of each Option was equal to or greater than the fair market value of a share of Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. All options with respect to shares of Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee of or a consultant to the Company. The exercise of the Options and the payment of cash in respect thereof complied and will comply with the terms of the Stock Plans, all Contracts applicable to such Options and all applicable Legal Requirements and, as of the Effective Time, no former holder of an Option will have any rights with respect to such Option other than the rights contemplated by Section 1.6(a). The Company has delivered to Parent accurate and complete copies of the Stock Plans, each form of agreement used thereunder and each Contract pursuant to which any Option is outstanding.

(c)    Warrants. Section 2.2(c) of the Disclosure Schedule accurately sets forth, with respect to each Warrant that is outstanding as of the date of this Agreement: (i) the name of the holder of such Warrant; (ii) the class, series and total number of shares of Capital Stock that are subject to such Warrant and the class, series and number of shares of Capital Stock with respect to which such Warrant is immediately exercisable; (iii) the date on which such Warrant was issued and the term of such Warrant; (iv) the vesting schedule for such Warrant; and (v) the exercise price per share of Capital Stock purchasable under such Warrant. The Company has delivered to Parent accurate and complete copies of each Contract pursuant to which any Warrant is outstanding. As of the Closing, no holder or former holder of a Warrant will have any rights with respect to such Warrant.
(d)    No Other Securities. Except for the conversion privileges of the Preferred Stock and except as set forth in Section 2.2(b) or Section 2.2(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) with respect to any shares of Capital Stock or other securities of any Acquired Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Capital Stock (or cash based on the value of such shares) or other securities of any Acquired Company; (iii) Contract under which any Acquired Company is or may become obligated to sell, grant, deliver or otherwise issue any shares of Capital Stock or any other securities, including any promise or commitment to grant Options or other securities of any Acquired Company to an employee of or other service provider to any Acquired Company; (iv) Contract under which the Company is or may become obligated to issue or distribute to holders of any shares of capital stock any evidences of indebtedness or assets of any Acquired Company; or (v) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Capital Stock or other securities of any Acquired Company. As of the Effective Time, there will be no outstanding options, warrants, restricted stock or other rights to purchase shares of Capital Stock or other securities of any Acquired Company.
(e)    No Agreements. Except as set forth in Section 2.2(e) of the Disclosure Schedule, there are no Contracts between any Acquired Company and any Securityholder, or, to the Knowledge of the Company, among any Securityholders, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”) or voting of the capital stock of any Acquired Company (other than Options granted in the ordinary course of business, including the exercise thereof). Section 2.2(e) of the Disclosure Schedule accurately identifies each Company Contract relating to any securities of any Acquired Company that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
(f)    Compliance with Laws. All shares of Capital Stock, all Options, Warrants and other rights to acquire Capital Stock and all other securities that have ever been issued or granted by any Acquired Company have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and all other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.
(g)    Repurchased Shares. Section 2.2(g) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by any Acquired Company: (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by such Acquired Company for such shares. All shares of capital stock ever repurchased or redeemed by any Acquired Company were repurchased or redeemed in compliance in all material respects with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.
(h)    Merger Consideration. No Person will be entitled to receive any Merger Consideration as a result of the Merger and the other transactions contemplated by this Agreement or any other Transaction Document, other than the Securityholders as shown in the Merger Consideration Certificate.
(i)    Subsidiary Shares. All of the shares of, and other equity interests or ownership interests in, each Subsidiary of the Company are owned by the Company free and clear of any Liens. The outstanding shares of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the Subsidiaries of the Company and such Subsidiaries are not subject to any Contract or court or administrative Order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any shares or other securities. There are no preemptive rights applicable to any shares of any of the Subsidiaries of the Company. None of the Subsidiaries of the Company has the right to vote on or approve the Merger or any of the other transactions contemplated by this Agreement. The capital stock or other equity interests or ownership interests of the Subsidiaries are not subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of the capital stock or other equity interests of the Subsidiaries
2.3    Authority and Due Execution.
(a)    Authority. The Company has all requisite corporate power and authority to enter into this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party (the “Company Transaction Documents”) and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and the Company Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby or thereby, have been duly authorized by all necessary corporate action on the part of the Company and its board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Company Transaction Documents by the Company or to consummate the transactions contemplated hereby or thereby other than the requisite stockholder approval.
(b)    Due Execution. This Agreement has been, and, upon execution and delivery, each Company Transaction Document will be, duly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c)    Board Approval. The Company’s board of directors has: (i) unanimously determined that the Merger is fair to and in the best interests of the Company and its stockholders; (ii) unanimously adopted this Agreement; (iii) unanimously recommended the approval of this Agreement by the holders of Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in accordance with Section 5.2; and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar applicable Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.
(d)    No Takeover Statute. No state or foreign takeover statute or similar applicable Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.
2.4    Non-Contravention and Consents.
(a)    Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document does not, and the consummation of the Merger and the performance of this Agreement and each other Transaction Document will not, (i) conflict with or violate the Charter Documents of any Acquired Company or any resolution adopted by the stockholders, board of directors (or other similar body) or any committee of the board of directors (or other similar body) of any of the Acquired Companies, (ii) conflict with or violate any applicable Legal Requirement or any Order to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject, or (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by any of the Acquired Companies or that otherwise relates to such Acquired Company’s business or to any of the assets owned or used by such Acquired Company. Stockholders holding a majority of the outstanding shares of each series of the Company’s preferred stock have signed Support Agreements.
(b)    Contractual Consents. No Consent under any Material Contract is required to be obtained, and no Acquired Company is or will be required to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, and the execution, delivery and performance of this Agreement and each of the other Transaction Documents will not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of any Acquired Company or alter the rights or obligations of any Person under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of any Acquired Company pursuant to, any Material Contract. (For purposes of this Agreement, a Consent will be deemed “required to be obtained,” and a notice will be deemed “required to be given,” if the failure to obtain such Consent or give such notice could result in any Acquired Company becoming subject to any Liability, being required to make any payment or losing or forgoing any right or benefit.)
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained, and no filing is required to be made with any Governmental Entity, by any Acquired Company either (A) in connection with the execution, delivery and performance of this Agreement or any other Transaction Document, or (B) the consummation of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
2.5    Financial Statements.
(a)    Financial Statements. The Company has delivered to Parent the following financial statements (collectively, the “Financial Statements”): (i) its audited consolidated financial statements (consisting of a balance sheet, statement of operations, statement of changes in redeemable convertible preferred stock and stockholders’ equity, and statement of cash flows) as of and for the years ended December 31, 2011 and 2012, and the notes thereto and the unqualified report and opinion of Holtzman Partners, LLP relating thereto; (ii) its unaudited consolidated financial statements (consisting of a balance sheet, statement of operations, statement of changes in redeemable convertible preferred stock and stockholders’ equity, and statement of cash flows) as of and for the nine month period ended September 30, 2013 (the “Unaudited Interim Financial Statements”); and (iii) its unaudited consolidated financial statements (consisting of a balance sheet, statement of operations, statement of changes in redeemable convertible preferred stock and stockholders’ equity, and statement of cash flows) as of and for the three month and six month periods ended March 31, 2013 and June 30, 2013, respectively. The Financial Statements were prepared in accordance with GAAP (except that unaudited financial statements do not have notes thereto and are subject to normal year-end audit adjustments) consistently applied throughout the periods covered and in accordance with the Company’s historic past practice and fairly present the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. The Pre-Closing Financial Statements (as defined in Section 4.1) will be prepared in accordance with GAAP (except that unaudited financial statements do not have notes thereto and are subject to normal year-end audit adjustments) consistently applied throughout the periods covered and on a basis consistent with the basis on which the Financial Statements were prepared and in accordance with the Company’s historic past practice and fairly present the consolidated financial position, results of operations and cash flows of the Acquired Companies as of the dates, and for the periods, indicated therein. Each Acquired Company maintains a standard system of accounting established and administered in accordance with GAAP, including complete books and records in written or electronic form.

(b)    Internal Controls. To the Knowledge of the Company, each Acquired Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no significant deficiencies or material weaknesses in the design or operation of any Acquired Company’s internal control over financial reporting that are reasonably likely to adversely affect such Acquired Company’s ability to record, process, summarize and report financial information to such Acquired Company’s management and board of directors; there is no fraud, whether or not material, that involves management or other employees who have a significant role in any Acquired Company’s internal control over financial reporting; and each Acquired Company’s internal control over financial reporting is effective.
(c)    Accounts Receivable. All of the accounts receivable of the Acquired Companies arose in the ordinary course of business, are carried on the records of the Acquired Companies at values determined in accordance with GAAP and are bona fide. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts set forth in the Financial Statements and as will be set forth in the Closing Balance Sheet (as defined in Section 4.10).
(d)    Insider Receivables. Section 2.5(d) of the Disclosure Schedule provides an accurate and complete breakdown of all amounts (including any Indebtedness) owed to any Acquired Company by any Company Employee or stockholder of the Company (“Insider Receivables”) as of the date of this Agreement. There will be no outstanding Insider Receivables as of the Effective Time.
(e)    Certain Accounting Practices. Since December 31, 2012, no Acquired Company has changed its methods of accounting, accounting principles, accounting practices, collection practices, credit policy or customer profiling practices.
2.6    No Liabilities; Indebtedness.
(a)    Absence of Liabilities. No Acquired Company has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured, or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) liabilities identified as such in the “liabilities” column of the balance sheet included in the Unaudited Interim Financial Statements; (ii) current liabilities incurred subsequent to the date of the Unaudited Interim Financial Statements in the ordinary course of business consistent with past practices or in connection with the transactions contemplated by this Agreement; (iii) obligations under Company Contracts occurring in the ordinary course; and (iv) commitments incurred in the ordinary course of business consistent with past practices described in Section 2.6(a) of the Disclosure Schedule that are not required under GAAP to be reflected in the Financial Statements. The liabilities and obligations referred to in clauses “(ii)” and “(iii)” of the preceding sentence are not material, individually or in the aggregate, to the financial condition or operating results of any Acquired

Company. None of the Acquired Companies is or has ever been a party to any “off balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC)).
(b)    Indebtedness. Section 2.6(b) of the Disclosure Schedule sets forth a complete and correct list of all Indebtedness of the Acquired Companies as of the date of this Agreement, identifying the creditor including name and address of such creditor, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the close of business on the date of this Agreement. No Indebtedness of any Acquired Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Acquired Company, or (iii) the ability of any Acquired Company to grant any Lien on its properties or assets. With respect to each item of Indebtedness, no Acquired Company is in default and no payments are past due. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any Transaction Document will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness. The Merger Consideration Certificate will contain a complete and accurate list of all Indebtedness of the Acquired Companies as of the Closing Date, identifying the creditor including name and address of such creditor, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the Effective Time. None of the Acquired Companies has guaranteed or is responsible or liable for any Indebtedness of any other Person.
(c)    Director and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Company Employee (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such Company Employee in the course of performing such Company Employee’s duties for the Company) or any current or former agent of the Company pursuant to: (i) the terms of the Charter Documents of any Acquired Company; (ii) any indemnification agreement or other Contract between any Acquired Company and any such Company Employee or agent; or (iii) any applicable Legal Requirement.
(d)    Claims by Securityholders. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any Liability of any Acquired Company to any current, former or alleged Securityholder in such Person’s capacity (or alleged capacity) as a securityholder of the Company.
2.7    Litigation.  Except as set forth in Section 2.7 of the Disclosure Schedule, there is no Legal Proceeding pending, or to the Knowledge of the Company, that has been threatened: (i) that involves any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies or any Person whose liability any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to the capital stock of any of the Acquired Companies, or right to receive consideration as a result of this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Section 2.7 of the Disclosure Schedule lists all Legal Proceedings that (A) the Acquired Companies have pending or threatened in writing against other parties; and (B) have ever been pending against any of the Acquired Companies.
2.8    Taxes.
(a)    (i) All Tax Returns required to be filed by or with respect to the Acquired Companies have been duly and timely filed; (ii) each such Tax Return is accurate and complete; (iii) all Taxes owed by the Acquired Companies or for which the Acquired Companies are liable that are or have become due have been timely paid in full; (iv) no penalty, interest or other charge is or has become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Acquired Companies have been satisfied in full; and (vi) there are no Liens on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)    Section 2.8(b) of the Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed or required to be filed with respect to each Acquired Company for the three (3) taxable years ending prior to the Closing Date, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has delivered to Parent accurate and complete copies of all income Tax Returns and other material Tax Returns filed by the Acquired Companies during the past three (3) years and all correspondence to the Acquired Companies from, or from the Acquired Companies to, a Taxing Authority relating thereto.
(c)    There is no claim against any Acquired Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to the Acquired Companies, other than those disclosed (and to which are attached accurate and complete copies of all correspondence to or from the relevant Taxing Authority pertaining thereto) in Section 2.8(c) of the Disclosure Schedule. No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened with respect to the Acquired Companies, other than those disclosed (and to which are attached accurate and complete copies of all correspondence to or from the relevant Taxing Authority pertaining thereto) in Section 2.8(c) of the Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where any Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation in that jurisdiction.
(d)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Acquired Companies (other than automatic extensions) or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Acquired Companies (other than in connection with automatic extensions of the time within which to file).
(e)    No Acquired Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangement.

(f)    None of the property of the Acquired Companies is held in an arrangement that could be classified as a partnership for Tax purposes, and no Acquired Company owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code) or other Entity the income of which is or could be required to be included in the income of any Acquired Company.
(g)    No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.
(h)    No Acquired Company has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise. No Acquired Company is or has ever been, a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes, other than a group the common parent of which was and is the Company.
(i)    No Acquired Company has entered into any Contract or arrangement with any Taxing Authority that requires any Acquired Company to take any action or to refrain from taking any action. No Acquired Company is a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.
(j)    No Acquired Company has participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transactions” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; and (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (ii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.
(k)    There is no material property or obligation of any Acquired Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof.
(l)    No Acquired Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a permanent establishment or other office or fixed place of business.
(m)    No Acquired Company is a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code.

(n)    No Acquired Company has made any payments, no Acquired Company is obligated to make any payments, and no Acquired Company is a party to any plan or Contract that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(6)) or Section 404 of the Code.
(o)    The unpaid taxes of the Acquired Companies, as of the date of the Unaudited Interim Financial Statements, have been reserved for on the Unaudited Interim Statements in accordance with GAAP. Since the date of the Unaudited Interim Financial Statements, the Acquired Companies have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice, other than in connection with the transactions contemplated in this Agreement.
(p)    No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(q)    All of the Acquired Companies’ property that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to the Closing, and no portion of any Acquired Company’s property constitutes omitted property for property tax purposes.
(r)    With respect to all sales Taxes ever collected by any Acquired Company: (i) in states where any Acquired Company is registered for sales Tax purposes, each Acquired Company has properly remitted all sales Taxes collected in such states to the applicable state Governmental Entity; and (ii) in states where no Acquired Company is registered for sales Tax purposes, each Acquired Company has returned all sales Taxes collected from Persons located in such state to such Person (or, if such Person cannot be located or is no longer in business, has remitted such sales Taxes to the unclaimed property office of such state). No Acquired Company holds any amounts collected as sales Taxes from any Person.
(s)    No Acquired Company has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.
2.9    Title to Property and Assets.
(a)    Personal Property. Each Acquired Company has good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Financial Statements. Such Personal Property constitutes all Personal Property necessary or useful to conduct each of the businesses of the Acquired Companies as they are presently conducted. None of such Personal Property is owned by any other Person, including a Securityholder or an Affiliate of a Securityholder, without a valid and enforceable right of the Acquired Companies to use and possess such Personal Property, which right shall remain valid and enforceable following the Effective Time. None of such properties or assets is subject to any Lien, other than Permitted Liens. The Personal Property: (i) is in good operating condition and repair (ordinary wear and tear excepted)

and is adequate for the conduct of each of the Acquired Companies’ respective businesses as they are presently conducted; (ii) is available for immediate use in the business and operation of the Acquired Companies as currently conducted; and (iii) permits each Acquired Company to operate in accordance with applicable Legal Requirements. Section 2.9(a) of the Disclosure Schedule identifies all assets that are both material to the business of any of the Acquired Companies and that are being leased to any of the Acquired Companies.
(b)    Customer Information. The Company has sole and exclusive ownership of, free and clear of any Liens, or the valid right to use, unrestricted by Contract, all (i) customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Acquired Companies for which it has retained records and (ii) subscriber and member information collected, processed or stored by any of the Acquired Companies in the provision of Company Services, including but not limited to all geospatial data for mapmyfitness, mapmyrun, mapmyride, mapmywalk and mapmyhike services. No Person other than an Acquired Company possesses any licenses, claims or rights with respect to the use of any such customer, subscriber and member information owned by the Acquired Companies.
(c)    Leased Real Property. No Acquired Company owns any real property, nor has any Acquired Company ever owned any real property. Section 2.9(c) of the Disclosure Schedule sets forth a list of all real property currently leased by each Acquired Company or otherwise used or occupied by each Acquired Company for the operation of its business (the “Leased Real Property”). To the Knowledge of the Company, the Leased Real Property (i) is in good operating condition and repair; and (ii) is available for use in the business and operation of the Acquired Companies as currently conducted.
2.10    Bank Accounts. Section 2.10 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of each Acquired Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
2.11    Intellectual Property and Related Matters.
(a)    Section 2.11(a) of the Disclosure Schedule lists (i) all of the registered Trademarks, registered Copyrights, issued Patents, domain names, social media profiles and identifiers, material unregistered Trademarks, and applications for any of the foregoing, in each case that are owned (in whole or in part) by any Acquired Company including, where applicable, an identification of the serial number, registration number or other unique identifier, filing date, grant date or registration date and the relevant jurisdiction (all such Trademarks, Copyrights, Patents, domain names, social media profiles and identifiers and applications, together with all Trade Secrets owned by the Acquired Companies and all unregistered Copyrights (including Software) owned by the Acquired Companies that are embodied or used in any Company Product or Company Service or that are otherwise material to any Acquired Company’s business, are hereinafter collectively referred to as the “Material Intellectual Property”), and (ii) any pending or threatened proceedings or actions (including interference, opposition, cancellation, re-examination or post grant review proceedings and nullity proceedings) before any Governmental Entity (including the United States Patent and

Trademark Office or equivalent authority anywhere in the world) in which any of the Material Intellectual Property is involved. For all registered Intellectual Property, the Disclosure Schedule identifies the record owner and, if different, the current owner of each item of registered Intellectual Property.
(b)    The Acquired Companies collectively exclusively own all Material Intellectual Property and all other Intellectual Property embodied in or that would be infringed by making, using, selling, or offering to sell, importing, exporting, reproducing, performing, displaying, distributing, transmitting or modifying any Company Product or providing or performing any Company Service, free and clear of any licenses or rights granted to or held by any other Person or Governmental Entity and any other Liens (other than non-exclusive licenses granted to an end user by an Acquired Company in the ordinary course of business).
(c)    The Acquired Companies collectively own the sole and exclusive right to use, practice and exploit all of the Intellectual Property used in the businesses of the Acquired Companies as currently conducted and as proposed to be conducted. The consummation of the transactions contemplated by this Agreement will not terminate or otherwise affect any Acquired Company’s ownership of or rights to any Material Intellectual Property, and will not result in any licenses or Liens being granted under or imposed on any Material Intellectual Property.
(d)    All Intellectual Property owned by any Acquired Company was: (i) developed by the Acquired Company’s employees who have executed appropriate instruments of assignment in favor of the Acquired Company as assignee to convey to the Acquired Company ownership of all Intellectual Property rights that they created or reduced to practice within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Acquired Company as assignee that have conveyed to the Acquired Company ownership of all of their Intellectual Property rights in such Intellectual Property to the extent created or reduced to practice within the scope of their employment with an Acquired Company; or (iii) acquired by the Acquired Company in connection with acquisitions in which the Acquired Company obtained appropriate representations, warranties, and indemnities from the transferring party relating to the title to Intellectual Property rights in such Intellectual Property. None of the Acquired Companies has any obligation to make a royalty payment or license fee to any Company Employee or agent, consultant, contractor or other Person who has developed any of the Intellectual Property rights for or on behalf of the Acquired Company, except the remuneration set forth in their contract for performance of the applicable services. All assignments have been recorded with the applicable Governmental Entities.
(e)    The Material Intellectual Property (other than pending applications) is subsisting and valid and enforceable in each applicable jurisdiction and there is no basis or grounds for any Person to claim otherwise. None of the Material Intellectual Property has entered the public domain.
(f)    There are no pending Legal Proceedings: (i) alleging that (A) any Acquired Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of another Person, (B) any of the Company Products or Company Services or conduct of any Acquired Company infringes any Intellectual Property of another Person or contains, utilizes, or is based upon or derived from any Intellectual Property misappropriated from another Person, or (C) any Acquired

Company is obligated or has a duty to defend, indemnify or hold harmless any other Person with respect to, or has assumed any Liability or is otherwise responsible for, any claim of infringement, misappropriation, dilution or violation of Intellectual Property; or (ii) that seek to limit or challenge the validity, enforceability, ownership or use of any Material Intellectual Property. No Acquired Company has received any claim, “cease and desist” letter, or like correspondence or any written or oral threat from any Person: (x) alleging, and, to the Knowledge of the Company, there is no basis or grounds for any Person to allege, that (1) any Acquired Company is infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or (2) any of the Company Products or Company Services or conduct of any Acquired Company infringes any Intellectual Property of another Person or contains any Intellectual Property misappropriated from another Person; or (y) that contests or challenges the validity, enforceability, ownership or use of the Material Intellectual Property or any other Intellectual Property owned by any of the Acquired Companies and used in any of their businesses; (z) invites any Acquired Company to take a license under any Intellectual Property or consider the applicability of Intellectual Property to Company Products or Company Services or conduct of any Acquired Company. The Acquired Companies have made reasonable and good faith efforts to satisfy all obligations to disclose prior art to, and avoid inequitable conduct before, any Governmental Entity with respect to the Material Intellectual Property.
(g)    No Acquired Company has infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person and none of the Company Products or Company Services infringes (or would infringe, if made, sold, reproduced, performed, or distributed in any jurisdiction) any Person’s Intellectual Property or contains, is based upon or derived from, or was developed with the use of Intellectual Property misappropriated from any Person. The conduct of the businesses of the Acquired Companies (including the manufacture, distribution, use, and sale of the Company Products and the performance of the Company Services) after the Closing, in substantially the same manner as such businesses have been conducted prior to the Closing, will not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person.
(h)    To the Knowledge of the Company, no Person is engaging or has engaged in any activity that infringes upon, misappropriates, dilutes, or otherwise violates any Intellectual Property owned by or exclusively licensed to any Acquired Company.
(i)    Each Acquired Company takes and has taken reasonable actions to protect, preserve and maintain the confidentiality of all source code, material confidential information, and other material Trade Secrets owned by or licensed to any Acquired Company. All currently due maintenance fees for issued Patents or renewal fees for registered Trademarks of the Acquired Companies have been paid before the relevant deadlines and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant patent, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Intellectual Property. The Acquired Companies have timely filed conversions of all provisional applications to maintain the relevant Intellectual Property in full force and effect. The Acquired Companies have paid all fees and made all required filings with Internet domain name registrars as required to maintain such domain names.
(j)    All employees, contractors and agents of any Acquired Company who are or were involved in, or who have participated in or contributed to, the conception, development, authoring, creation, or reduction to practice of any Material Intellectual Property for any Acquired

Company have executed valid and enforceable written agreements that assign all right, title and interest in such Intellectual Property to an Acquired Company and valid and enforceable written agreements that protect the confidentiality of all Trade Secrets of the Acquired Companies.
(k)    No funding, facilities or resources of any Governmental Entity or any university, college or other educational institution or research center were used in the development of the Material Intellectual Property. No Governmental Entity, university, college, or other educational institution or research center has any ownership in or rights to any Material Intellectual Property or data owned by any Acquired Company or residing on Computer Systems of any Acquired Company. None of the Acquired Companies has participated in any standards-setting process that has resulted in any commitment or obligation (nor is any Acquired Company otherwise committed or obligated) to license, or offer to license, any Intellectual Property as a result of or in connection with its participation any standards-setting or other industry organization. No Material Intellectual Property is subject to any membership agreements, bylaws, practices or policies, including intellectual property rights policies, or any standards-setting or other industry organization, nor has it been declared essential to any standard.
(l)    Section 2.11(l) of the Disclosure Schedule lists (i) all Software code incorporated into the Company Products or used to perform the Company Services (listed generally by product name and version, and not specifically by file name or otherwise), (ii) with respect to all such Software code that is owned by any Person other than an Acquired Company, the Contract under which such Software code is licensed to the Acquired Companies, and (iii) all ongoing or future obligations of any Acquired Company to pay royalties, commissions, or other fees upon the sale, licensing, performance, or other distribution of any Company Product or Company Service.
(m)    The Acquired Companies collectively own, lease (including from third party remote computing service providers) or license all Computer Systems that are necessary for the operations of their respective businesses. The Computer Systems of the Acquired Companies are reasonably sufficient for the needs of the respective businesses of the Acquired Companies as currently conducted, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. Since the date that is three years prior to the date of this Agreement, there has been no failure or other material substandard performance of any Computer Systems of any Acquired Company which has caused any material disruption to the business of the Acquired Companies. Each Acquired Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information, has commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Each Acquired Company has taken reasonable actions to protect the Computer Systems from becoming infected by viruses and other malicious code and to protect the integrity and security of its Computer Systems and the Software and other information stored thereon from unauthorized use, access, or modification by third parties. None of the Computer Systems of any Acquired Company, Company Products, or Company Services contains, and since the date that is three years prior to the date of this Agreement no Acquired Company has suffered any material data loss, business interruption, or other harm as a result of, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware or data, or (iii) any other similar type of unauthorized activities. There have not been any unauthorized intrusions or breaches of the security of any of the Computer Systems of the Acquired Companies or any unauthorized access or use of any of the data or information stored or contained therein or accessed or processed thereby or that has resulted in the destruction, damage, loss, corruption, alteration or misuse of any such data or information. None of the Company Products or Company Services (A) constitutes, contains or is considered “spyware” or “trackware” as those terms are commonly used in the computer software industry, (B) records a user’s input, browsing history, or other similar actions without a user’s knowledge, or (C) employs a user’s Internet connection without a user’s knowledge to gather or transmit information on such user or such user’s behavior.
(n)    Each Company Product and Company Service was developed entirely by or for the Acquired Companies. Section 2.11(n) of the Disclosure Schedule identifies all Software programs that have been developed by or for the Acquired Companies for use in the businesses of the Acquired Companies as currently conducted and as proposed to be conducted.
(o)    Section 2.11(o) of the Disclosure Schedule sets forth a true, complete and correct list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Company Product or Company Service by or on behalf of any Acquired Company. None of the Acquired Companies has (i) incorporated any Open Source Software into, or combined Open Source Software with, the Company Products or the Company Services; (ii) distributed Open Source Software in conjunction with any other Software developed, distributed or otherwise provided by such Acquired Company; or (iii) used Open Source Software, in each case set forth in clauses (i), (ii) and (iii) above, in a manner that creates, or purports to create, obligations for such Acquired Company with respect to the proprietary code within the Company Products or Company Services or grants, or purports to grant, to any Person, any rights or immunities under Intellectual Property rights in such proprietary code owned by the Company in the Company Products or Company Services (including using any Open Source Software that requires, as a condition of exploitation of such Open Source Software, that the proprietary code owned by the Company within the Company Products or Company Services be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge), or otherwise imposes any limitation, restriction, or condition on such Acquired Company with respect to the proprietary code owned by the Company within the Company Products or Company Services.
(p)    Section 2.11(p) of the Disclosure Schedule sets forth a complete and accurate list of: (i) each Person (other than employees of the Acquired Companies) that has a copy of the source code for any Software used in the Company Products or Company Services or identified in Section 2.11(n) of the Disclosure Schedule; and (ii) any Contract (including any source code escrow agreement) governing such Person’s possession of such source code, and the Company has made available complete and accurate copies of all such Contracts to Parent. All of such Persons have executed valid and enforceable written agreements with an Acquired Company that require such Person to maintain the confidentiality of such source code, and none of these agreements, to the Knowledge of the Company, has been breached. No Person has claimed or demanded that any such source code which is held in escrow be delivered or released by the escrow agent, and no such source code which is held in escrow has ever been delivered or released by the escrow agent to any Person other than an Acquired Company.

(q)    Except for Software currently in development on the Closing Date, and except as tracked in the Company's bug-tracking database, no Software that is, is part of, or is used to develop, maintain or provide any Company Product or Company Service contains any material “bug,” defect, or error (including any unresolved “bug”, defect, or error that has been or should have been classified by any Acquired Company or any other Person as being within the highest or second-highest severity level for purposes of the warranty or support services offered or provided by the Acquired Companies) or fails to provide or perform any of the features or functions described or identified in, or otherwise fails to conform in any material respect to, its documentation or specifications.
(r)    No current or former partner, director, officer, or employee of any Acquired Company will, after giving effect to each of the transactions contemplated by this Agreement, own or retain any rights in or to, or have the right to receive any royalty or other payment with respect to, any of the Intellectual Property used or owned by any Acquired Company.
(s)    Each Acquired Company and each subcontractor or agent of such Acquired Company has complied with all Company Contracts, privacy policies and applicable Legal Requirements regarding Personal Data and personally identifiable information, including all Privacy Legal Requirements and agreements with third parties, in every jurisdiction where any Acquired Company operates its business, and no customer of any Acquired Company has made any claim or otherwise asserted that any Acquired Company or any subcontractor or agent of such Acquired Company has breached any confidentiality or security obligation, violated any privacy policies, failed to fulfill obligations under any Company Contract relating to data security or privacy, misappropriated any information or violated any Privacy Legal Requirement, and there is no basis for any customer to make any such claim or assertion. None of the Acquired Companies has received any written inquiries from or been subject to any audit or other Legal Proceeding by any Governmental Entity, regarding compliance with its privacy policy or any Privacy Legal Requirement. Each Acquired Company and each subcontractor or agent of such Acquired Company has established and is in compliance with: (i) commercially reasonable security programs designed to protect (A) the integrity, security and confidentiality of information processed and transactions executed through Computer Systems, and (B) the integrity, security and confidentiality of all confidential or proprietary data and Personal Data in its possession; and (ii) commercially reasonable security policies and privacy policies that comply with all applicable Legal Requirements. No Acquired Company nor any subcontractor or agent of such Acquired Company has (i) suffered a security breach with respect to its data or Computer Systems since the date that is three years prior to the date of this Agreement or (ii) been required pursuant to any Privacy Legal Requirements to notify customers, consumers or employees of any information security breach related to the Personal Data of such customers, consumers or employees.
(t)    Material IP Contracts.
(i)    Section 2.11(t)(i) of the Disclosure Schedule lists each Company Contract involving a license to, a covenant not to assert claims of infringement or misappropriation relating to, the payment of a royalty or other fee for, or a Consent or other similar agreement regarding the grant or transfer of any rights or interests in, or the creation or development of, any Intellectual Property, including agreements involving licensing of Intellectual Property or Software to another Person and agreements involving third-party Intellectual Property or Software licensed to any Acquired Company (other than those license agreements relating to commercially available off-the-shelf third-party software entered into by an Acquired Company in the ordinary course of business for third-party software that is not used in or otherwise incorporated into or distributed with any Company Product or Company Service, in which the aggregate annual fees, including hosting fees, maintenance and support fees, and other services fees as well as license fees and royalty fees, paid by the Acquired Companies do not exceed $50,000 individually).
(ii)    No third party that has licensed Intellectual Property to any Acquired Company has ownership, license or other rights to improvements or derivative works made by any Acquired Company for such licensed Intellectual Property.
(iii)    To the Knowledge of the Company, there are no Company Contracts with respect to Material Intellectual Property or any other Intellectual Property used in or necessary to the conduct of the business of any Acquired Company as it is currently conducted under which there is any dispute or pending or threatened claim (whether or not such claim is disputed) regarding the scope of any provision in such Company Contract or the performance under such Company Contract by any party thereto, including with respect to any payments to be made or received by any Acquired Company thereunder. Each Acquired Company is in compliance with the terms and conditions of all Company Contracts licensing any of the Material Intellectual Property to any Person and all Company Contracts licensing the Intellectual Property of any Person to such Acquired Company.
(u)    Each Acquired Company has obtained and maintained in good standing all certifications, accreditations, licenses, registrations, memberships and approvals related to its information security services and personnel which are necessary to comply with its representations and covenants in all Company Contract and all Privacy Legal Requirements, including those Privacy Legal Requirements applicable to each Acquired Company’s customers. All Company Products and Company Services are compliant with all industry security standards and Privacy Legal Requirements (i) applicable to the business of any Acquired Company or (ii) assumed expressly or by implication as an obligation by any Acquired Company under any Company Contract. No Acquired Company, nor any subcontractor or agent of any Acquired Company, since the date that is three years prior to the date of this Agreement, has failed, or has had a material problem or non-conformity identified in, any audit, internal or external, of its Computer Systems or of its compliance with any Privacy Legal Requirement.
(v)    Each Acquired Company has complied, and the conduct the business of each Acquired Company as currently conducted by each Acquired Company to be conducted will comply, at all times and in all material respects with all of the Acquired Companies’ privacy policies and with all Privacy Legal Requirements applicable to the Acquired Companies. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement, nor the Acquired Companies’ collection, disclosure to Parent, possession or use of any Personal Data or any data or information in any Acquired Company’s Computer Systems, will result in any violation of any Acquired Company’s privacy policy or any Privacy Legal Requirement.

(w)    Each Acquired Company has complied with all Applicable Laws regarding disclosure of its privacy policies, policies regarding sharing of data, and protection against gathering data of minors, including Applicable Laws in the European Union.
2.12    Compliance; Permits.
(a)    Compliance. The Acquired Companies have complied in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no investigation or review by any Governmental Entity has been threatened against any Acquired Company. No event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any of the Acquired Companies of, or a failure on the part of the Acquired Companies to comply with, any applicable Legal Requirement. Since January 1, 2009, none of the Acquired Companies has received any notice or other communication from any Person regarding any actual or possible violation of, or failure to comply with, any applicable Legal Requirement.
(b)    Orders. There is no Order issued against and binding upon any Acquired Company. To the Knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.
(c)    Permits. Each Acquired Company holds, to the extent required by applicable Legal Requirements, all Permits from, and has made all declarations and filings with, all Governmental Entities that are required for the operation of its business as presently conducted. No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened. Each such Permit is valid and in full force and effect, and each Acquired Company is in compliance in all material respects with the terms of such Permits. Section 2.12(c) of the Disclosure Schedule provides an accurate and complete list of all Permits held by each Acquired Company, and the Company has made available to Parent accurate and complete copies of each such Permit. Since January 1, 2009, no Acquired Company has received any written notice from any Governmental Entity: (i) alleging any violation of or failure to comply with any term or requirement of any Permit; or (ii) threatening any revocation, withdrawal, suspension, cancellation, or termination of any Permit.
(d)    No Subsidies. None of the Acquired Companies possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Entity.
(e)    Foreign Corrupt Practices and Anti-Bribery. No Acquired Company, nor any Representative of any Acquired Company with respect to any matter relating to any Acquired Company, has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq. or its equivalent in any jurisdiction where any Acquired Company conducts business, if the Acquired Companies were subject thereto; or (iv) made or agreed to make any other unlawful payment.

2.13    Brokers’ and Finders’ Fees.  No Acquired Company has incurred, nor will any Acquired Company incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Company Transaction Document or any transaction contemplated hereby or thereby. Section 2.13 of the Disclosure Schedule identifies each Person that is or may become entitled to receive any such fee, commission or similar charge from any of the Acquired Companies for broker or financial services performed or to be performed in connection with the Merger or any of the other transactions contemplated by this Agreement.
2.14    Restrictions on Business Activities.  There is no Company Contract under which any Acquired Company is or may become, or under which Parent or any Affiliate of Parent will or may be after the Effective Time, subject to any restrictions or purported restrictions on selling, licensing or otherwise distributing any of its technology or products or on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.
2.15    Employment Matters.
(a)    Employee List. Section 2.15(a) of the Disclosure Schedule contains a list of all current Company Employees as of the date of this Agreement, and correctly reflects: (i) their dates of employment; (ii) their positions; (iii) their salaries; (iv) the location(s) where they exclusively or primarily perform services for the Acquired Companies, (v) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (vi) each Company Benefit Plan in which they participate or are eligible to participate; (vii) any Permits that are held by them and that relate to or are useful in connection with the business of any Acquired Company; and (viii) any promises made to them with respect to changes or additions to their compensation or benefits. The employment of each of the Company Employees is terminable by the Acquired Companies at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Company Employees. The employment of each of the current Company Employees is terminable by the Acquired Companies at will.
(b)    No Termination. No executive officer or other individual identified on Section 2.15(b) of the Disclosure Schedule (each, a “Key Employee”) has provided notice of or, to the Knowledge of the Company, expressed his or her intention to terminate employment with any Acquired Company.
(c)    Employee Claims. No Person has claimed or has reason to claim that any Company Employee or other Person affiliated with any Acquired Company: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company Employee or other Person affiliated with any Acquired Company has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company. Each Company Employee has successfully passed all industry standard background checks and all other verification required, expressly or impliedly, by any Company Contract or applicable industry standard, certification or accreditation requirement, or other license, registration or membership requirements.
(d)    Labor Unions. None of the employees of any Acquired Company is represented by a labor union, and no Acquired Company is subject to any collective bargaining or similar agreement with respect to any of its employees. There is no labor dispute, strike, work stoppage, attempt to organize with regard to any Acquired Company’s employees or other labor trouble pending or, to the Knowledge of the Company, threatened against any Acquired Company. No Acquired Company has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of any Acquired Company. There is no challenge regarding representation as to any labor union or other collective bargaining representative with respect to any employees of any Acquired Company, and no labor union or other collective bargaining representative claims to or is seeking to represent any employees of any Acquired Company. No Acquired Company has entered into any Contract with any labor union or other collective bargaining representative, or any number or category of employees that would prevent, restrict or impede the implementation of any lay off, redundancy, severance or similar program within its or their respective workforces (or any part of them).
(e)    Legal Compliance. No Acquired Company nor, to the Knowledge of the Company, any employee or representative of an Acquired Company, has committed or engaged in any unfair labor practice in connection with the conduct of the business of the Acquired Companies. There is no action, suit, claim, charge or complaint against any Acquired Company pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints. Each Acquired Company is and has always been in compliance with all applicable Legal Requirements relating to employment, including laws relating to employment discrimination, labor relations, fair employment practices, payment of wages and overtime, leaves of absence, immigration, employee benefits, and affirmative action. All current Company Employees are lawfully authorized to work in the jurisdiction in which they are employed according to applicable immigration laws.
(f)    WARN Act, Notice and Consultation. No Acquired Company has had any plant closings, mass layoffs or other terminations of Company Employees that would create any obligations upon or Liabilities for any Acquired Company or Parent or any of Parent’s Affiliates under the Worker Adjustment and Retraining Notification Act or similar laws. Neither any Acquired Company nor Parent or any of its Affiliates have any obligation under applicable Legal Requirements or otherwise to notify or consult with, prior to the Effective Time, any Company Employee, Governmental Entity or any other Person with respect to the impact of the transactions contemplated by this Agreement on the employment of the Company Employees or the compensation or benefits provided to the Company Employees. No Acquired Company is a party to any Contracts or arrangements or is subject to any requirement that in any manner restrict any Acquired Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of the Acquired Companies, subject to applicable Legal Requirements.
2.16    Employee Benefit Plans.
(a)    Section 2.16(a) of the Disclosure Schedule lists each Employee Benefit Plan that any Acquired Company or any ERISA Affiliate maintains or to which any Acquired Company or any ERISA Affiliate contributes or is a participating employer and in which any Company Employee participates or is owed benefits or for which an obligation by or Liability of any Acquired Company currently exists (collectively, the “Company Benefit Plans”). No Company Benefit Plan provides compensation or benefits exclusively or primarily to non-U.S. Employees. With respect to each Company Benefit Plan, the Company has delivered to Parent accurate and complete copies of all plan documents and summary plan descriptions, the most recent determination letter (or opinion letter) received from the Internal Revenue Service, copies of the three most recently filed Form 5500 Annual Reports, and all related trust agreements and funding agreements associated with such Company Benefit Plan, as applicable.
(b)    With respect to each Company Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances to which any Acquired Company or any ERISA Affiliate would be subject to any Liability under ERISA, the Code or any other applicable Legal Requirement (other than the Liability to make contributions, pay premiums and benefits when due, and satisfy tax withholding and payroll tax obligations).
(c)    Each Company Benefit Plan (and each related trust, insurance contract or fund) has been administered and operated in all material respects in accordance with the terms of the applicable controlling documents and in all material respects with the applicable provisions of ERISA, the Code and all other applicable Legal Requirements.
(d)    All required reports, descriptions and disclosures have been filed or distributed appropriately and in accordance with the applicable provisions of ERISA, the Code and applicable Legal Requirements with respect to each Company Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and the Health Insurance Portability and Accountability Act of 1996 have been met in all material respects with respect to each Company Benefit Plan that is a group health plan subject to such requirements.
(e)    All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been timely paid to each Company Benefit Plan (or related trust or held in the general assets of the Acquired Companies and accrued, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each Company Benefit Plan (or related trust) or accrued in accordance with GAAP. All premiums or other payments for all periods ending on or before the Closing Date have been timely paid with respect to each Company Benefit Plan.
(f)    Each Company Benefit Plan that is an Employee Pension Benefit Plan and that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code meets such requirements and has either received or applied for (or has time remaining to apply for) a favorable determination letter (or, in the case of a prototype plan, an opinion letter) from the Internal Revenue Service within the applicable remedial amendment periods, and no such determination letter or opinion letter has been revoked nor has revocation been threatened.
(g)    No Acquired Company nor any ERISA Affiliate contributes to, or has or has had any obligation to contribute to, or has any liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any (i) Employee Benefit Plan that is subject to Title IV of ERISA or (ii) any Multiemployer Plan as defined in Section 3(37) of ERISA. No Acquired Company has any unfunded liabilities pursuant to any Company Benefit Plan which is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA).
(h)    No Acquired Company maintains or contributes to, nor has any Acquired Company ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code or other similar state statute of a state of the United States).
(i)    No Acquired Company, any ERISA Affiliate or, to the Knowledge of the Company, any employee or Representative of any Acquired Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any Company Benefit Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Company Benefit Plan.
(j)    There are no unresolved claims, proceedings, audits, investigations or disputes under the terms of, or in connection with, any Company Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim, proceeding, audit, investigation or dispute.
(k)    With respect to each Company Benefit Plan:
(i)    There have been no “prohibited transactions” that would subject any Acquired Company to a Tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA.
(ii)    No Acquired Company (by way of indemnification, directly or otherwise) has and, to the Knowledge of the Company, no fiduciary has, any Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of any such plan.
(iii)    No Legal Proceeding with respect to the administration or the investment of the assets of any such plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened, and there is no basis for any such Legal Proceeding.
(l)    Neither the execution and delivery of this Agreement or any other Company Transaction Document nor the consummation of the transactions contemplated hereby or thereby could: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Company Employee; (ii) materially increase any compensation or benefits otherwise payable by any Acquired Company; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. Without limiting the generality of the foregoing, no amount paid or payable by any Acquired Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign law).
(m)    No Company Benefit Plan is funded with or allows for payments, investments or distributions in any employer security of any Acquired Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.
(n)    No asset of any Acquired Company is subject to any Lien under ERISA or the Code.
(o)    No Company Benefit Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed, in form or operation, to meet the requirements of Section 409A(a)(2), Section 409A(a)(3) or Section 409A(a)(4) of the Code.
(p)    Section 2.16(p) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor of any Acquired Company or has provided services as an independent contractor since January 1, 2012:
(i)    the name of such independent contractor and the date as of which such independent contractor was originally engaged by the Acquired Company;
(ii)    a description of such independent contractor’s performance objectives, services, duties and responsibilities;
(iii)    the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Acquired Company with respect to services performed in the 12 month period ending September 30, 2013;
(iv)    the terms of compensation of such independent contractor; and
(v)    any authorization by any Governmental Entity that is held by such independent contractor and that relates to or is useful in connection with the business of any Acquired Company
(q)    No current or former independent contractor of any Acquired Company could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Company Benefit Plan. No Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.
2.17    Environmental Matters.
(a)    Each Acquired Company is and has at all times been in compliance in all material respects with all applicable Environmental Laws, and no Legal Proceeding has been made, given, filed or commenced (or, to the Knowledge of the Company, threatened) by any Person against any Acquired Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any real property with Hazardous Materials. Each Acquired Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all Permits that are required under any Environmental Law for the conduct of the Company’s business and has at all times complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any Environmental Laws applicable to the conduct of the business of the Acquired Companies. The Company has made available to Parent accurate and complete copies of all environmental audits in its possession or control, if any, relating to any Acquired Company or the Company’s operations.
2.18    Material Contracts.
(a)    List. Section 2.18(a) of the Disclosure Schedule sets forth a list of all Material Contracts, including the names of the parties thereto, the date of each such Material Contract and the date of each amendment thereto.
(b)    Enforceability; No Breach. All Material Contracts are in full force and effect. All Material Contracts are valid and enforceable, subject only to the effect, if any, of (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Acquired Company, and, to the Knowledge of the Company, no other party is in default under or in breach of a Company Contract. No payments or other obligations of any Acquired Company are past due under any Company Contract. No event has occurred, and no circumstance or condition exists, that, with notice, the passage of time or both, could reasonably be expected to: (A) constitute a default under or result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract; (C) give any Person the right to accelerate the maturity or performance of any Company Contract; or (D) give any Person the right to cancel, terminate or modify any Company Contract or cause the breach of any Company Contract by any Acquired Company. No party to any of the Material Contracts has exercised any termination rights with respect thereto. No Acquired Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Company Contract that has not been fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document will not affect the enforceability against any Person of any Material Contract.
(c)    Delivery of Contracts. The Company has delivered to Parent accurate and complete copies of all Material Contracts, including all amendments, terminations and modifications thereof. Section 2.18(c) of the Disclosure Schedule provides an accurate and complete description of the material terms of each Material Contract that is not in written form.
(d)    Reseller Contracts. There is no Company Contract involving a reseller, distributor, sales representative or other Person involved in the marketing, sale or solicitation of orders for any Company Products which, if terminated by an Acquired Company or not renewed, in each case in accordance with the terms of such Company Contract, would result in any Liability, penalty or payment to any Person in excess of such Acquired Company’s obligations under the express terms of such Company Contract.
(e)    Forms of Customer Contracts and Employee IP Contracts. The Company has made available to Parent accurate and complete copies of all standard form contracts used by the Acquired Companies (i) with customers of the Acquired Companies, and (ii) with employees of the Acquired Companies (including agreements with regards to assignment of intellectual property rights, confidentiality and non-competition).
2.19    Insurance.
(a)    Each Acquired Company has been covered since January 1, 2009 by insurance in scope and amount customary and reasonable for the business in which it has been engaged during such period.
(b)    Section 2.19(b) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, directors and officers liability, professional liability insurance, errors and omissions insurance, or workers’ compensation coverage and bond and surety arrangements) to which any Acquired Company has been a party, a named insured or otherwise the beneficiary of coverage at any time during the past three years: (i) the name, address and telephone number of the agent or broker; (ii) the name of the insurer, the name of the policyholder and the name of each covered insured; (iii) the policy number and the period of coverage; and (iv) the scope and amount of coverage (including an indication of whether the coverage was on a claims made, occurrence or other basis and a description of how deductibles and ceilings are calculated and operate); (v) a description of any retroactive premium adjustments or other loss sharing arrangements; (vi) a list of all premiums paid or returned, by policy and by year; (vii) a list of all losses or claims paid, either by the insurers or by any Acquired Company under a self insurance arrangement, including any recoveries or subrogation recoveries, as well as all pending claims or losses; (viii) a copy of each such policy; (ix) a copy of each submission; and (x) a copy of each broker or consultant Contract and a description of the fees and/or commissions. Each of such insurance policies is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following consummation of the transactions contemplated by this Agreement and any other Transaction Document. No Acquired Company, nor to the Knowledge of the Company, any other Person, is in breach or default under any such insurance policy (including with respect to the payment of premiums or the giving of notices), and to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that, with notice or the lapse of time or both, would constitute such a breach or default under, or permit the termination or modification of, any such insurance policy. To the Knowledge of the Company, no party to any such insurance policy has repudiated any provision thereof.
(c)    There are no self insurance arrangements affecting any Acquired Company.
2.20    Transactions with Related Parties.  No Securityholder, Company Employee or any member of their respective immediate families is indebted to any Acquired Company, nor is any Acquired Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Knowledge of the Company, none of such Persons has any direct or indirect ownership interest in: (a) any Person with which any Acquired Company is affiliated or with which any Acquired Company has a business relationship; or (b) any Person that competes with any Acquired Company (other than the ownership of less than 2% of the outstanding publicly traded stock in publicly traded companies that may compete with the Acquired Companies). To the Knowledge of the Company, no officer or director of any Acquired Company, no Securityholder and no member of their respective immediate families, is, directly or indirectly, a party to or otherwise interested in any Company Contract, in all cases excluding any agreements related to the acquisition of Capital Stock, director and officer indemnification agreements and other agreements related to the employment of such Person by the Company (all of such agreements have been disclosed in the Disclosure Schedule and accurate and complete copies of such agreements have been made available to Parent).

2.21    Books and Records.  The minute books of each Acquired Company contain complete and accurate records of all meetings and other corporate actions and proceedings of the stockholders and board of directors (including committees thereof) of such Acquired Company. The stock ledger of each Acquired Company is accurate, complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of such Acquired Company. Accurate and complete copies of the minute books and the stock ledger of each Acquired Company have been delivered to Parent.
2.22    Absence of Changes.  Since the date of the balance sheet included in the Unaudited Interim Financial Statements, there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, will or could reasonably be expected to have or result in a Material Adverse Effect. Since the date of the balance sheet included in the Unaudited Interim Financial Statements, each Acquired Company has conducted its business only in the ordinary course and consistent with past practices, and each Acquired Company has:
(a)    used commercially reasonable efforts to (i) preserve intact its present business organization, (ii) to keep available the services of its present officers, managerial personnel and key employees and independent contractors, and (iii) preserve its relationships with customers, suppliers and others having business dealings with it;
(b)    (i) used commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, and (ii) repaired, maintained, or replaced its equipment in accordance with the normal standards of maintenance applicable in the industry;
(c)    used commercially reasonable efforts to renew any Material Contract;
(d)    paid all Indebtedness and other accounts payable as they became due;
(e)    not amended or terminated any Material Contract nor has it received any notice or other communication that any other Person has or intends to take any such actions;
(f)    not entered into any Contract either (i) that is a Material Contract or (ii) outside the ordinary course of business;
(g)    not transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property, other than in the ordinary course of business consistent with past practice;
(h)    not made or pledged to make any charitable or other capital contribution;
(i)    not adopted, terminated or amended any Employee Benefit Plan, made any contribution to any Employee Benefit Plan (other than regularly scheduled contributions), except as otherwise required to comply with applicable Legal Requirements, or increased the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors);

(j)    not made any oral or written representation or commitment with respect to any aspect of any Employee Benefit Plan that is not in accordance with the existing written terms and provision of such Employee Benefit Plan;
(k)    not terminated any employee, other than in the ordinary course of business consistent with past practice;
(l)    not acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any assets, except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $50,000;
(m)    not mortgaged, pledged, or subjected to any Lien any of its assets;
(n)    not made any loans, advances or capital contributions to, or investment in, any other Person, other than loans or investments by any Acquired Company to or in any Acquired Company;
(o)    not entered into any joint ventures, strategic partnerships or alliances;
(p)    not changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;
(q)    not declared, paid or set aside assets for any dividend or otherwise or declared or made any other distribution with respect to its capital stock, or purchased, redeemed or acquired any shares of capital stock or other securities of any Acquired Company, except repurchases of unvested shares in connection with the termination of the service relationship with any employee and in connection with the termination of the service relationship with any other service provider pursuant to stock option or stock purchase agreements in effect on the date hereof;
(r)    not incurred any Indebtedness outside the ordinary of course of business;
(s)    not changed its existing practices and procedures for the payment of Indebtedness or other accounts payable;
(t)    not cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business;
(u)    not paid, discharged or satisfied any claim or Liability, other than immaterial Liabilities arising in the ordinary course of business, or cancelled, compromised, waived or released any right or claim, other than immaterial rights or claims in the ordinary course of business;

(v)    not incurred or committed to incur any capital expenditures, capital additions or capital improvements, other than budgeted capital expenditures made in the ordinary course of business consistent with past practice;
(w)    not (i) made, changed or rescinded any material election relating to Taxes, (ii) settled or compromised any material claim, controversy or Legal Proceeding relating to Taxes, (iii) except as required by applicable Legal Requirements, made any material change to any of its methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes, (iv) amended, refiled or otherwise revised any previously filed U.S. income Tax Return or material non-U.S. Tax Return, or foregone the right to any material amount of refund or rebate of a previously paid Tax, (v) entered into or terminated, with respect to any Acquired Company, any agreements with a Tax Authority, or (vi) prepared any Tax Return in a manner inconsistent with past practices; and
(x)    not authorized, approved, agreed to or made any commitment, orally or in writing, to take any actions prohibited by this Section 2.22.
2.23    Product and Service Warranties.  Each product or service sold, licensed, distributed, provided, performed or delivered by any Acquired Company is and has been in conformity with all applicable specifications, contractual commitments (including service level requirements), express and implied warranties and Legal Requirements, and no Acquired Company has any Liability (and, to the Knowledge of the Company, there is no basis for any present or future Legal Proceeding, charge, complaint, claim, or demand against any Acquired Company giving rise to any Liability) for violations thereof or other damages in connection therewith, including any obligation to replace or repair any such products or re-perform any such services, subject only to the reserve set forth in the Financial Statements. No Company Product or Company Service is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale, license or lease. The Company has made available to Parent copies of the standard terms and conditions of sale, license or lease for each Acquired Company (containing applicable guaranty, warranty and indemnity provisions).
2.24    Suppliers and Major Customers.  Section 2.24 of the Disclosure Schedule sets forth an accurate and complete list of each supplier of goods or services to any Acquired Company to whom the Acquired Companies collectively paid in the aggregate more than $30,000 since December 31, 2011 (the “Major Suppliers”), together with in each case the amount paid during such period. Section 2.24 of the Disclosure Schedule also sets forth an accurate and complete list of each customer of any Acquired Company from whom the Acquired Companies collectively received in the aggregate more than $30,000 in collections or accounts receivable since December 31, 2011 (the “Major Customers”), together with in each case the amount of collections and accounts receivable during such period. Since December 31, 2011, no Major Supplier or Major Customer has terminated its relationship with any Acquired Company or materially reduced or changed the pricing or other terms of its business with any Acquired Company. No Acquired Company is engaged in any material dispute with any Major Supplier or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit or reduce its business relations with any Acquired Company, or materially reduce or change the pricing or other terms of its business with any Acquired Company. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement could not reasonably be expected to have an adverse effect on the business relationship of any Acquired Company with any Major Supplier or Major Customer.

2.25    Vote Required. Except as set forth in the immediately following sentence, the affirmative vote or consent of: (a) the holders of a majority of the outstanding shares of Capital Stock (voting together as a single class on an as-converted basis); and (b) the holders of the majority of the outstanding shares of Preferred Stock (voting as a single class and on an as-converted basis), are the only votes or consents necessary (under the Company’s Charter Documents, the DGCL or otherwise) for the approval of this Agreement and the approval of the other transactions contemplated by this Agreement (including the Merger) (the votes or consents referred to in clauses “(a)” and “(b)” of this sentence being referred to collectively as the “Required Stockholder Vote”). The holders of a majority of the shares of Preferred Stock then outstanding (voting as a single class and on an as-converted basis) are the only votes or consents necessary to effect an automatic conversion of the Preferred Stock into Common Stock pursuant to Section 4.3(B) of the Restated Certificate.
2.26    Third Party Acquisition Proposals.  Each Acquired Company has ceased any and all activities, discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Transaction.

3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
3.1    Standing. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction of its formation.
3.2    Authority and Due Execution.
(a)    Authority. Each of Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which they are a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party and the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Parent or Merger Sub or to consummate the transactions contemplated hereby or thereby.
(b)    Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which either Parent or Merger Sub is a party will be, duly executed and delivered by Parent or Merger Sub and constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with its terms, subject only to the effect, if any, of: (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3    Non-Contravention and Consents.
(a)    Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement and each other Transaction Document to which Parent or Merger Sub is a party does not, and the consummation of the Merger and the performance of this Agreement and each other Transaction Document by Parent and Merger Sub will not: (i) conflict with or violate Parent or Merger Sub’s Certificate or Articles of Incorporation or Bylaws, in each case as amended to date and currently in effect; or (ii) conflict with or violate any laws applicable to Parent or Merger Sub, except, in each case, as would not have a material adverse effect on Parent’s ability to consummate the Merger and perform its obligations under this Agreement.
(b)    Contractual Consents. No Consent under any agreement to which Parent or Merger Sub is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except in each case, where the failure to obtain such Consent would not have a material adverse effect on Parent’s ability to consummate the Merger and perform its obligations under this Agreement.
(c)    Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub on or prior to the Closing Date in connection with the execution and delivery by Parent or Merger Sub of this Agreement or any other Transaction Document to which Parent or Merger Sub is a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for: (i) the filing of a pre-merger notification and report form under the HSR Act, and the expiration or termination of the applicable waiting period thereunder, and (ii) any other applicable filing required to be made by Parent or Merger Sub with any Governmental Entity under applicable antitrust or competition laws or termination of the applicable waiting periods or obtaining required Consents thereunder.
(d)    Litigation. As of the date of this Agreement, there is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub, by or before any Governmental Entity which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

4.	CERTAIN COVENANTS OF THE COMPANY
4.1    Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the Acquired Companies and their respective Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. Notwithstanding the foregoing, any access to the Leased Real Property shall be subject to the Company’s reasonable security measures and insurance requirements and the requirements of the applicable lease or sublease and shall not include the right to perform any “invasive” testing, including any Phase II environmental assessment. During the Pre-Closing Period, upon the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) Parent may make inquiries of Persons having business relationships with the Acquired Companies (including suppliers, licensors and customers) and the Company shall cause each Acquired Company to use commercially reasonable efforts to help facilitate (and shall cooperate fully with Parent in connection with) such inquiries. In addition to the foregoing, the Company shall deliver to Parent: (i) as soon as practicable after the end of each quarterly accounting period of the Company following the date of this Agreement, and in any event within 30 days after the end of each such quarterly period, unaudited consolidated financial statements of the Acquired Companies (consisting of a balance sheet, statement of operations, statement of changes in redeemable convertible preferred stock and stockholders’ equity and statement of cash flows) as of the end of each such quarterly period; and (ii) as soon as practicable after the end of each monthly accounting period (that is not also the end of a quarterly accounting period of the Company), and in any event within 30 days after the end of each such calendar month, unaudited consolidated financial statements of the Acquired Companies (consisting of a balance sheet, statement of operations, statement of changes in redeemable convertible preferred stock and stockholders’ equity and statement of cash flows) as of the end of each such monthly accounting period, in each case prepared in accordance with GAAP applied on a basis consistent with the basis on which the Financial Statements were prepared and in accordance with the Company’s historic past practice (the financial statements referred to in clauses “(i)” and “(ii)” of this sentence being referred to as the “Pre-Closing Financial Statements”).
4.2    Operation of the Business of the Company. During the Pre-Closing Period, the Company shall ensure that:
(a)    each Acquired Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
(b)    each Acquired Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;
(c)    each Acquired Company shall report regularly to Parent concerning operational, financial, regulatory, Intellectual Property, and otherwise report regularly to Parent concerning the status of the business of the Acquired Companies;
(d)    no Acquired Company shall cancel any of its insurance policies identified in Section 2.19(b) of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;

(e)    no Acquired Company shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares in connection with the termination of the service relationship with any employee and in connection with the termination of the service relationship with any other service provider pursuant to stock option or stock purchase agreements in effect on the date hereof;
(f)    no Acquired Company shall sell, issue or authorize the issuance of: (i) any capital stock or other security; (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue Common Stock upon the exercise of Options or Warrants, or upon the conversion of Preferred Stock, in each case outstanding as of the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement); provided, however, that the Company shall timely grant Options or other securities of the Company pursuant to and in accordance with any promise, commitment or other Contract to grant such Options or other securities of the Company which is outstanding as of the date of this Agreement and is set forth on Section 4.2(f) of the Disclosure Schedule;
(g)    no Acquired Company shall amend or waive any of its rights under, or permit the acceleration of vesting under (except as provided for under any Stock Plan as of the date of this Agreement): (i) any provision of any Stock Plan; (ii) any provision of any agreement evidencing any outstanding Option; (iii) any provision of any restricted stock agreement; or (iv) any other compensation obligation;
(h)    no Acquired Company shall amend or permit the adoption of any amendment to any Charter Document, or effect or permit any Acquired Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(i)    no Acquired Company shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(j)    no Acquired Company shall make any unbudgeted capital expenditure in excess of $10,000 in any one instance or $25,000 in the aggregate;
(k)    no Acquired Company shall: (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract; or (ii) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;
(l)    no Acquired Company shall: (i) acquire, lease or license any right or other asset from any other Person; (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person or amend or modify any Contract identified in Section 2.11(t)(i) of the Disclosure Schedule; or (iii) waive or relinquish any right, in the case of each of (i), (ii) and (iii), except in the ordinary course of business consistent with past practices;

(m)    no Acquired Company shall: (i) lend money to any Person (except that the Company may make expense advances to current employees of the Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness;
(n)    no Acquired Company shall: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Company Benefit Plan; (iii) pay, or make any new commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business and consistent with past practices; (iv) increase, or make any new commitment to increase, the amount of the wages, salary, commissions, fringe benefits, employee benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its directors, officers or employees; (v) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (vi) promote or change the title of any of its employees (retroactively or otherwise); or (vii) hire or make an offer to hire any new employee;
(o)    no Acquired Company shall change any of its methods of accounting or accounting practices in any material respect;
(p)    no Acquired Company shall make or change any Tax election, adopt or change a material accounting method in respect of Taxes, enter into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settle or compromise a claim or assessment in respect of Taxes, request a ruling with respect to Taxes, grant any power of attorney relating to Tax matters, prepare any Tax Return in a manner inconsistent with past practices, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;
(q)    no Acquired Company shall commence or settle any Legal Proceeding;
(r)    no Acquired Company shall perform any acts with respect to Patent applications or take any actions involving the United States Patent and Trademark Office; and
(s)    no Acquired Company shall agree or commit to take any of the actions described in clauses “(d)” through “(r)” above.
Notwithstanding the foregoing, the Company may take any action (i) required by the terms of this Agreement, (ii) described in clauses “(d)” through “(s)” above, if Parent gives its prior written consent to the taking of such action by the Company, and (iii) described in Section 4.2 of the Disclosure Schedule after consultation with Parent.
4.3    Notification; Updates to Disclosure Schedule.
(a)    Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by any Acquired Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) the discovery of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) the discovery of any breach of any covenant or obligation of the Company; and (iv) the discovery of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely (each such notice, a “Disclosure Supplement”). No such Disclosure Supplement shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 have been satisfied, except as specifically provided in Section 4.3(b).
(b)    Updates. If any event, condition, fact or circumstance that is required to be disclosed in a Disclosure Supplement first occurs or exists after the date of this Agreement, does not arise because of a breach of a covenant hereunder, causes any representation or warranty made by the Company in this Agreement to be untrue and results in the failure of one or more conditions in Section 6, then Parent must either (i) terminate this Agreement in accordance with Section 8.1(f) within ten (10) Business Days of receipt of the Disclosure Supplement, or (ii) the Disclosure Schedule shall automatically be deemed to be (x) properly supplemented by and (y) the representations and warranties of the Company set forth in Section 2 shall be deemed not to be breached by any such event, condition, fact or circumstance so disclosed. If the event, condition, fact or circumstance first occurs or exists prior to the date of this Agreement, then the Disclosure Supplement will not affect the obligations of the Effective Time Holders to indemnify any breach of the representations and warranties of the Company resulting from the event, condition, facts or circumstances disclosed in the Disclosure Supplement.
4.4    No Negotiation. During the Pre-Closing Period, the Company shall not, and shall use reasonable efforts to ensure that no Representative of the Company, nor any Acquired Company nor any Representative of any Acquired Company shall: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly (and in any event within 24 hours of receipt thereof) notify Parent orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by any Acquired Company during the Pre-Closing Period.
4.5    Termination of Certain Company Benefit Plans. The Company will take (or cause to be taken) all actions necessary and appropriate to terminate (a) all Company Benefit Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date, (b) all group severance, separation or salary continuation Company Benefit Plans, programs or arrangements of the Acquired Companies (the “Severance Plans”), with such termination of the Severance Plans to be effective no later than the day immediately preceding the Closing Date, and (c) except as set forth in Section 4.5 of the Disclosure Schedule, all other Company Benefit Plans, with such terminations of such other Company Benefit Plans to be effective on the Closing Date; provided, however, Parent may, in its sole and absolute discretion, agree to sponsor and maintain any such 401(k) Plan, Severance Plan, or other Company Benefit Plan by providing the Company with written notice of such election (an “Election Notice”) at least three days before the Effective Time. For any Company Benefit Plans to be terminated as described in this Section 4.5, (i) the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate such Company Benefit Plans (the form and substance of which resolutions shall be subject to review and approval of Parent). In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated are reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Acquired Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least three Business Days prior to the Effective Time and such amount shall not be taken into account for purposes of calculating the Net Working Capital.
4.6    FIRPTA Matters. At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations (the “FIRPTA Statement”); and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations (the “FIRPTA Notification”).
4.7    Repayment of Insider Receivables. Prior to the Closing, the Company shall cause all outstanding Insider Receivables to be paid in full.
4.8    Communications with Employees. Prior to the Closing Date, the Company shall not communicate (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company communicates) with Company Employees regarding post-Closing employment matters with Parent, the Surviving Corporation or any other Subsidiary or Affiliate of Parent, including post-Closing employee benefit plans and compensation, without the prior written approval of Parent.
4.9    Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent, at or prior to the Closing, the resignation of each officer and director of each Acquired Company from their respective corporate offices (but not their employment) with the Acquired Companies, effective as of the Effective Time (or, at the option of Parent, a later time), which resignations shall be effective as of the Effective Time and shall be in form and substance satisfactory to Parent.
4.10    Closing Statements. At least five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent an estimated consolidated balance sheet of the Company as of immediately prior to the Closing (the “Closing Balance Sheet”), in form and substance reasonably satisfactory to Parent, together with documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth therein. The Closing Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the Financial Statements and in accordance with the Company’s historic past practice and shall set forth, and contain all of the information necessary to calculate the Net Working Capital, the Working Capital Shortfall Amount, if any, the Working Capital Surplus Amount, if any, the Cash, the Cash Items, the Cash Surplus Amount, if any, and the Cash Shortfall Amount, if any. At least three Business Days prior to the Closing, the Company shall deliver to Parent (a) an estimated Merger Consideration Certificate (as defined in Section 6.6(d)), setting forth the information required by Section 6.6(d) and (b) a statement (the “Closing Date Indebtedness Statement”) signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company), which sets forth, by lender, the aggregate amount of the Indebtedness. Attached to the Closing Date Indebtedness Statement will be copies of the Pay Off Letters (as defined in Section 4.11) delivered in accordance with Section 4.11. Nothing in this Section 4.10 shall limit any rights of any Indemnitee as set forth in Section 9.
4.11    Pay Off Letters. The Company shall request each holder of Indebtedness under the agreements identified in Section 2.6(b) of the Disclosure Schedule to prepare and deliver to the Company and Parent pay off letters, no later than three Business Days prior to the Closing Date, setting forth (a) the amounts required to pay off in full on the Closing Date the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (b) upon payment of such amounts, a complete release of each Acquired Company, Parent and the Surviving Corporation; and (c) the commitment of such creditor to release all Liens, if any, which such creditor may hold on any of the assets of any Acquired Company within a designated time period after the Closing Date (the “Pay Off Letters”). The Company shall cause the Pay Off Letters to be updated, as necessary, on the Closing Date.
4.12    Indemnification; Tail Insurance. For a period of six (6) years from and after the Closing Date, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present officers and directors of each Acquired Company (the “Company Indemnified Parties”) to the same extent such persons are indemnified as of the date of this Agreement by an Acquired Company (including, if applicable, advancement of expenses) pursuant to the Restated Certificate or the indemnification agreements identified on the Disclosure Schedule for acts or omissions taken or failed to be taken by such person prior to the Effective Time in such person’s capacity as a director or officer, as applicable, of any Acquired Company.
(a)    Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Acquired Companies’ directors and officers in a form mutually acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company.
(b)    The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their heirs and personal representatives and shall be binding on the Parent and the Surviving Corporation and their respective successors and assigns.

4.13    Tax Returns.
(a)    Each Acquired Company shall prepare and file in a timely manner (taking into account timely extensions) all Tax Returns required to be filed by it that are due on or before the Closing Date. On or before the Closing Date, each Acquired Company shall pay in a timely manner all Taxes that are due and payable and payable from it on or before the Closing Date. Each such Tax Return shall be prepared in a manner consistent in all material respects with past practices employed with respect to the Acquired Companies and, subject to the foregoing, shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of taxable amounts and deductions between the Tax periods covered by such Tax Returns and subsequent Tax periods. Parent shall have the right to review any such Tax Return thirty (30) days prior to the filing of such Tax Return, and the Acquired Companies shall consider in good faith any adjustments to such Tax Return that are reasonably requested by Parent.
(b)    Following the Closing, and except as otherwise provided in Section 4.13(a), Parent shall prepare and file or cause to be prepared and filed in a timely manner all Tax Returns relating to the Acquired Companies that are due after the Closing Date with respect to Tax periods beginning before the Closing Date (“Pre-Closing Date Tax Returns”), and shall timely pay all Taxes due with respect to such Pre-Closing Date Returns. Pre-Closing Date Tax Returns shall be prepared, and each item thereon treated, in a manner consistent in all material respects with past practices employed with respect to the Acquired Companies (except to the extent Parent’s counsel or outside accounting firm reasonably determines that such treatment is not more-likely-than-not correct) and shall utilize accounting methods, elections and conventions that do not have the effect of distorting the allocation of taxable amounts and deductions between the Tax periods covered by such Tax Returns and subsequent Tax periods. If any of the Escrow Amount is then held in escrow pursuant to the terms of the Escrow Agreement, the Securityholders’ Agent, on behalf of the Effective Time Holders, shall have the right to review any such Tax Return that is an income or other material Tax Return ten (10) days prior to the filing of such Tax Return, and Parent shall consider in good faith any adjustments to such Tax Return that are reasonably requested by the Securityholders’ Agent (except to the extent Parent’s counsel or outside accounting firm reasonably determines that such treatment is not more-likely-than-not correct). Parent shall be entitled to deduct from the Escrow Amount (i) Taxes due with respect to Pre-Closing Date Tax Returns that relate to Pre-Closing Tax Periods, and (ii) Taxes due with respect to Pre-Closing Date Tax Returns that relate to Straddle Periods that are attributable (as set forth in the definition of “Straddle Period”) to the portion of such Straddle Periods ending on the Closing Date, but only to the extent that such Taxes due were not taken into account as liabilities in computing the Net Working Capital.
(c)    None of Parent, the Surviving Corporation or any Acquired Company shall amend any previously filed Tax Return of any Acquired Company for any Pre-Closing Tax Period or Straddle Period without prior review with the Securityholders’ Agent, if the amendment would result in a material increase in tax liabilities for any period prior to the Closing Date, and Parent shall consider in good faith any adjustments to such amended Tax Return that are reasonably requested by the Securityholders’ Agent (except to the extent Parent’s counsel or outside accounting firm reasonably determines that such treatment is not more-likely-than-not correct). Neither the amount of Taxes reflected on any such amended Tax Return nor the consent of the Securityholders’ Agent to the filing thereof shall be dispositive of the right of any Indemnitee to indemnification pursuant to Section 9. For the avoidance of doubt, nothing in this Section 4.13(c) shall preclude the Securityholders’ Agent from asserting that an amended Tax Return of any Acquired Company for any Pre-Closing Tax Period or Straddle Period should not have been filed.
(d)    Provided that the related Taxes either (i) have been paid by an Acquired Company on or prior to the Closing Date, (ii) have been taken into account as a liability in the Net Working Capital, or (iii) have resulted in a claim against the Escrow Amount in accordance with Section 9, any refunds of Taxes or credits for overpayment of Taxes that are actually received in cash, or actually reduce the cash Taxes required to be paid, by Parent, the Surviving Corporation or any Acquired Company shall be for the account of the Effective Time Holders, and Parent will, and will cause the Surviving Corporation or any of their Affiliates to, deliver and pay over (either directly or through the Payment Agent) to the Effective Time Holders any such refund or the amount of any such credit within ten (10) business days after receipt. All other refunds and credits shall be for the account of the Surviving Corporation, Parent or their respective Subsidiaries, as applicable.
(e)    Parent and the Securityholders’ Agent shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns with respect to any Acquired Company or its operations, and any audit, examination, or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of or attributable to any Acquired Company or its operations (a “Tax Contest”).
4.14    Intellectual Property Matters. On or before the Closing Date, the Company shall deliver to Parent a complete and accurate list of all actions that must be taken by any Acquired Company within 120 days after the Closing Date, including the payment of any registration, maintenance or renewal fees and the filing of any documents, applications or certificates, for purposes of maintaining, perfecting, preserving or renewing any Material Intellectual Property.

5.	CERTAIN COVENANTS OF THE PARTIES
5.1    Filings and Consents.
(a)    Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust or competition laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Entity in connection with antitrust or related matters. Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Parent with respect to any filings made by Parent in connection with the Merger; (ii) permit Parent to review (and consider in good faith the views of Parent in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Merger; and (iii) promptly provide Parent with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by any Acquired Company with or to any Governmental Entity in connection with the Merger.
(b)    Efforts. Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement on a timely basis. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company will use commercially reasonable efforts to obtain the Consents required under the Contracts mutually agreed to by Parent and the Company as “Additional Material Consents”.
5.2    Stockholder Consent.
(a)    Information Statement. As promptly as practicable (and in any event within 10 days) after the execution of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Legal Requirements, provide to its stockholders an Information Statement and other appropriate documents in connection with the obtaining of waivers by the stockholders of the Company of their dissenters’ rights in connection with the Merger. The Company shall use commercially reasonable efforts to obtain such waivers from holders of all of the outstanding shares of each class and series of Capital Stock. The Information Statement shall: (i) notify the stockholders of the receipt by the Company of the Required Stockholder Vote and their dissenters’ rights pursuant to the DGCL; and (ii) comply with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent.
(b)    Parachute Payments. As promptly as practicable after the execution of this Agreement, the Company shall submit to the stockholders of the Company (in a manner reasonably satisfactory to Parent) for approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided pursuant to Company Benefit Plans or other Company Contracts that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Company in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) promptly after execution of this Agreement, the Company shall deliver to Parent waivers, in form and substance satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment. The form and substance of all stockholder approval documents contemplated by this Section 5.2(b), including the waivers, shall be subject to the prior review and approval of Parent.
5.3    Public Announcements. From and after the date of this Agreement: (a) except as expressly contemplated by this Agreement, the Company shall not (and the Company shall ensure that no Acquired Company and no Representative of any Acquired Company shall) issue or make any press release or public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or the Merger or any of the other transactions contemplated by this Agreement, without Parent’s prior written consent; and (b) the Company shall consult (and the Company shall ensure that each Acquired Company consults) with Parent prior to issuing or making, and shall consider in good faith the views of Parent with respect to, any other press release or public statement. During the Pre-Closing Period, except as expressly contemplated by this Agreement, Parent shall consult with the Company prior to issuing or making any press release or public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement.
5.4    Commercially Reasonable Efforts. Prior to the Closing: (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis; and (b) subject to Section 5.1(b), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.
5.5    Employee Benefits
(a)    Employment; Service Credit; Waiver of Pre-Existing Condition Limitations; Etc. Parent shall cause each employee of each Acquired Company who continues to be employed by any Acquired Company immediately after the Effective Time (each a “Continuing Employee”) to be provided with compensation and benefits that are in the aggregate commensurate with the compensation and benefits provided to similarly-situated employees of Parent; provided, however, that no provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee. Subject to applicable plan provisions, contractual requirements and applicable Legal Requirements, Parent shall use commercially reasonable efforts to: (i) credit each Continuing Employee for their past service with the Acquired Companies for purposes of eligibility and vesting under Parent’s 401(k), medical, vision and dental plans (except to the extent such service credit will result in benefit accruals or the duplication of benefits); (ii) grant the Continuing Employees such service credit for purposes of Parent’s vacation leave policy (except to the extent such service credit will result in benefit accruals or the duplication of benefits); and (iii) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under the terms of the employee arrangements of Parent (such arrangements, the “Parent Benefit

Arrangements”) that are group health plans to be waived with respect to such Continuing Employees and their eligible dependents.
(b)    No Third Party Beneficiaries; No Restrictions. Notwithstanding anything in this Agreement to the contrary: (i) nothing in this Section 5.5 or elsewhere in this Agreement shall prevent Parent or the Surviving Corporation from changing its compensation structure or employee benefit programs or obligate Parent or the Surviving Corporation to provide any particular type or amount of compensation or benefits to any Company Employee, including any Continuing Employee, or shall be construed as resulting in any Continuing Employee being employed other than on an “at will” basis, or as obligating Parent or the Surviving Corporation to employ any Continuing Employee for any length of time following the Effective Time; and (ii) no Continuing Employee, and no other Company Employee, shall be deemed to be a third party beneficiary of this Agreement.
5.6    Verification of Net Working Capital.
(a)    Within 90 days after the Closing Date, Parent shall (i) verify the calculation of the Net Working Capital, the Working Capital Shortfall Amount, if any, and the Working Capital Surplus Amount, if any, in each case using the methodologies used to calculate such amounts at Closing, and (ii) deliver notice thereof to the Securityholders’ Agent.
(b)    If the Merger Consideration Certificate stated that there was a Working Capital Surplus Amount, and the Working Capital Surplus Amount calculated by Parent and finally determined in accordance with this Section 5.6 exceeds the Working Capital Surplus Amount set forth in the Merger Consideration Certificate, then Parent shall pay to the Effective Time Holders (either directly or through the Payment Agent), within 120 days after the Closing Date, the amount by which the Working Capital Surplus Amount calculated by Parent and finally determined in accordance with this Section 5.6 exceeds the Working Capital Surplus Amount set forth in the Merger Consideration Certificate. (For example, if the Merger Consideration Certificate stated that there was a Working Capital Surplus Amount of $3,000,000 and Parent calculates, pursuant to Section 5.6(a), that the actual Working Capital Surplus Amount was $3,500,000, then Parent would be required to pay $500,000 to the Effective Time Holders (either directly or through the Payment Agent) pursuant to this Section 5.6(b).)
(c)    If the Merger Consideration Certificate stated that there was a Working Capital Shortfall Amount, and the Working Capital Shortfall Amount calculated by Parent and finally determined in accordance with this Section 5.6 is less than the Working Capital Shortfall Amount set forth in the Merger Consideration Certificate, then Parent shall pay to the Effective Time Holders (either directly or through the Payment Agent), within 120 days after the date of this Agreement, the amount by which the Working Capital Shortfall Amount set forth in the Merger Consideration Certificate exceeds the Working Capital Shortfall Amount calculated by Parent and finally determined in accordance with this Section 5.6.
(d)    If the Merger Consideration Certificate stated that there was a Working Capital Shortfall Amount, and Parent and the Securityholders’ Agent finally determine in accordance with this Section 5.6 that there was a Working Capital Surplus Amount, then Parent shall pay to the Effective Time Holders (either directly or through the Payment Agent), within 120 days after the date of this

Agreement, an amount equal to the sum of the Working Capital Shortfall Amount set forth in the Merger Consideration Certificate and the Working Capital Surplus Amount as finally determined in accordance with this Section 5.6.
(e)    If (i) the Working Capital Surplus Amount stated in the Merger Consideration Certificate exceeds the Working Capital Surplus Amount calculated by Parent and as finally determined in accordance with this Section 5.6, (ii) the Working Capital Shortfall Amount calculated by Parent and as finally determined in accordance with this Section 5.6 exceeds the Working Capital Shortfall Amount stated in the Merger Consideration Certificate or (iii) the Merger Consideration Certificate stated that there was a Working Capital Surplus Amount and Parent and the Securityholders’ Agent finally determine in accordance with this Section 5.6 that there was a Working Capital Shortfall Amount, then (without limiting any of Parent’s other rights or remedies under this Agreement), the Effective Time Holders shall pay by wire transfer of immediately available funds to an account designated in writing by Parent, an amount equal to such Effective Time Holder’s Pro Rata Share of (A) in the case of clause (i) herein, the amount by which the Working Capital Surplus Amount stated in the Merger Consideration Certificate exceeds the Working Capital Surplus Amount as finally determined in accordance with this Section 5.6, (B) in the case of clause (ii) herein, the amount by which the Working Capital Shortfall Amount as finally determined in accordance with this Section 5.6 exceeds the Working Capital Shortfall Amount stated in the Merger Consideration Certificate or (C) in the case of clause (iii) herein, the amount of the sum of the Working Capital Surplus Amount stated in the Merger Consideration Certificate plus the Working Capital Shortfall Amount as finally determined in accordance with this Section 5.6. Any payment pursuant to this Section 5.6 shall be treated by the parties as an adjustment to the aggregate consideration paid in the Merger to the fullest extent permitted by law.
(f)    The Securityholders’ Agent shall have 30 days following receipt of Parent’s calculation of the Net Working Capital during which to notify Parent of any dispute with such calculations, which notice shall set forth in reasonable detail the basis for such dispute. If the Securityholders’ Agent does not notify Parent of any such dispute within such 30 day period, such calculations of Parent shall be deemed final. If the Securityholders’ Agent notifies Parent of any such dispute within such 30 day period, Parent and the Securityholders’ Agent shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the calculation of the Net Working Capital shall be deemed final in accordance with the agreement of Parent and the Securityholders’ Agent.
(g)    If Parent and the Securityholders’ Agent are unable to resolve any dispute regarding Parent’s calculation of the Net Working Capital within 30 days (or such longer period as Parent and the Securityholders’ Agent shall mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) the Washington, D.C. office of Ernst & Young, or (ii) in the event such accounting firm is unable or unwilling to take such assignment, a “Big Four” accounting firm mutually agreed upon by Parent and the Securityholders’ Agent (such identified accounting firm or, if applicable, the firm so selected, the “Arbitrator”). Such resolution shall be final and binding on the parties hereto. Parent and the Securityholders’ Agent shall instruct the Arbitrator to make a final determination of the Net Working Capital and the Working Capital Shortfall Amount or the Working Capital Surplus

Amount, as applicable, based solely on the items that are in dispute and that, in resolving such items in dispute and in determining such calculations, the Arbitrator shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Parent, on the one hand, or the Securityholders’ Agent, on the other hand, or (B) less than the smallest value for such item assigned by Parent, on the one hand, or the Securityholders’ Agent, on the other hand. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees, costs and expenses of the Arbitrator (1) shall be borne by Parent in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by Parent (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be paid by the Securityholders’ Agent on behalf of the Effective Time Holders out of the Securityholders’ Agent Amount in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Parent (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted. If any disputes are submitted to the Arbitrator pursuant to this Section 5.6(f), the calculation of the Net Working Capital shall be deemed final in accordance with the decision of the Arbitrator and, to the extent applicable, the agreement of Parent and the Securityholders’ Agent.
5.7    Verification of Cash and Cash Items.
(a)    Within 90 days after the Closing Date, Parent shall (i) verify the calculation of the Cash, the Cash Items, the Cash Shortfall Amount, if any, and the Cash Surplus Amount, if any, and (ii) deliver notice thereof to the Securityholders’ Agent.
(b)    If the Merger Consideration Certificate stated that there was a Cash Surplus Amount, and the Cash Surplus Amount calculated by Parent and finally determined in accordance with this Section 5.7 exceeds the Cash Surplus Amount set forth in the Merger Consideration Certificate, then Parent shall pay to the Effective Time Holders (either directly or through the Payment Agent), within 120 days after the Closing Date, the amount by which the Cash Surplus Amount calculated by Parent and finally determined in accordance with this Section 5.7 exceeds the Cash Surplus Amount set forth in the Merger Consideration Certificate. (For example, if the Merger Consideration Certificate stated that there was a Cash Surplus Amount of $3,000,000 and Parent calculates, pursuant to Section 5.7(a), that the actual Cash Surplus Amount was $3,500,000, then Parent would be required to pay $500,000 to the Effective Time Holders (either directly or through the Payment Agent) pursuant to this Section 5.7(b).)
(c)    If the Merger Consideration Certificate stated that there was a Cash Shortfall Amount, and the Cash Shortfall Amount calculated by Parent and finally determined in accordance with this Section 5.7 is less than the Cash Shortfall Amount set forth in the Merger Consideration Certificate, then Parent shall pay to the Effective Time Holders (either directly or through the Payment Agent), within 120 days after the date of this Agreement, the amount by which the Cash Shortfall Amount set forth in the Merger Consideration Certificate exceeds the Cash Shortfall Amount calculated by Parent and finally determined in accordance with this Section 5.7.
(d)    If the Merger Consideration Certificate stated that there was a Cash Shortfall Amount, and Parent and the Securityholders’ Agent finally determine in accordance with this Section 5.7 that there was a Cash Surplus Amount, then Parent shall pay to the Effective Time Holders (either directly or through the Payment Agent), within 120 days after the date of this Agreement, an amount equal to the sum of the Cash Shortfall Amount set forth in the Merger Consideration Certificate and the Cash Surplus Amount as finally determined in accordance with this Section 5.7.
(e)    If (i) the Cash Surplus Amount stated in the Merger Consideration Certificate exceeds the Cash Surplus Amount calculated by Parent and as finally determined in accordance with this Section 5.7, (ii) the Cash Shortfall Amount calculated by Parent and as finally determined in accordance with this Section 5.7 exceeds the Cash Shortfall Amount stated in the Merger Consideration Certificate or (iii) the Merger Consideration Certificate stated that there was a Cash Surplus Amount and Parent and the Securityholders’ Agent finally determine in accordance with this Section 5.7 that there was a Cash Shortfall Amount, then (without limiting any of Parent’s other rights or remedies under this Agreement), the Effective Time Holders shall pay by wire transfer of immediately available funds to an account designated in writing by Parent, an amount equal to such Effective Time Holder’s Pro Rata Share of (A) in the case of clause (i) herein, the amount by which the Cash Surplus Amount stated in the Merger Consideration Certificate exceeds the Cash Surplus Amount as finally determined in accordance with this Section 5.7, (B) in the case of clause (ii) herein, the amount by which the Cash Shortfall Amount as finally determined in accordance with this Section 5.7 exceeds the Cash Shortfall Amount stated in the Merger Consideration Certificate or (C) in the case of clause (iii) herein, the amount of the sum of the Cash Surplus Amount stated in the Merger Consideration Certificate plus the Cash Shortfall Amount as finally determined in accordance with this Section 5.7. Any payment pursuant to this Section 5.7 shall be treated by the parties as an adjustment to the aggregate consideration paid in the Merger to the fullest extent permitted by law.
(f)    The Securityholders’ Agent shall have 30 days following receipt of Parent’s calculation of the Cash and the Cash Items during which to notify Parent of any dispute with such calculations, which notice shall set forth in reasonable detail the basis for such dispute. If the Securityholders’ Agent does not notify Parent of any such dispute within such 30 day period, such calculations of Parent shall be deemed final. If the Securityholders’ Agent notifies Parent of any such dispute within such 30 day period, Parent and the Securityholders’ Agent shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the calculation of the Cash and the Cash Items shall be deemed final in accordance with the agreement of Parent and the Securityholders’ Agent.
(g)    If Parent and the Securityholders’ Agent are unable to resolve any dispute regarding Parent’s calculation of the Cash and the Cash Items within 30 days (or such longer period as Parent and the Securityholders’ Agent shall mutually agree in writing), following notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) the Washington, D.C. office of Ernst & Young, or (ii) in the event such accounting firm is unable or unwilling to take such assignment, the Arbitrator. Such resolution shall be final and binding on the parties hereto. Parent and the Securityholders’ Agent shall instruct the Arbitrator to make a final determination of the Cash and the Cash Items and the Cash Shortfall Amount or the Cash Surplus Amount, as applicable, based solely on the items that are in dispute and that, in resolving such items in dispute and in determining such calculations, the Arbitrator shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Parent, on the one hand, or the Securityholders’ Agent, on the other hand, or (B) less than the smallest value for such item assigned by Parent, on the one hand, or the Securityholders’ Agent, on the other hand. The Arbitrator shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. The fees, costs and expenses of the Arbitrator (1) shall be borne by Parent in the proportion that the aggregate dollar amount of all such disputed items so submitted that are unsuccessfully disputed by Parent (as finally determined by the Arbitrator) bears to the aggregate dollar amount of such items so submitted and (2) shall be paid by the Securityholders’ Agent on behalf of the Effective Time Holders out of the Securityholders’ Agent Amount in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Parent (as finally determined by the Arbitrator) bears to the aggregate dollar amount of all such items so submitted. If any disputes are submitted to the Arbitrator pursuant to this Section 5.7(f), the calculation of the Cash and the Cash Items shall be deemed final in accordance with the decision of the Arbitrator and, to the extent applicable, the agreement of Parent and the Securityholders’ Agent.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
6.1    Accuracy of Representations.
(a)    Accuracy at Signing. Each of the representations and warranties made by the Company in this Agreement shall have been accurate in all material respects as of the date of this Agreement, other than representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) for purposes of this section, all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, except as specifically provided in Section 4.3(b).
(b)    Accuracy at Closing. Each of the representations and warranties made by the Company in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date; provided, however, that for purposes of determining the accuracy of such representations and warranties as of the forgoing dates: (i) for purposes of this section, all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded, except as specifically provided in Section 4.3(b).

6.2    Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
6.3    Governmental and Other Consents; Expiration of Notice Periods.
(a)    Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.
(b)    Other Consents. All Consents mutually agreed to by Parent and the Company as Material Consents shall have been obtained and shall be in full force and effect.
(c)    No Restraint on Business. No action will have been taken by any Governmental Entity, and no Legal Requirement or Order (whether temporary, preliminary or permanent) will have been enacted, adopted or issued by any Governmental Entity, in connection with any of the transactions contemplated by this Agreement that has the effect of limiting or restricting Parent’s business, or the effect of materially limiting or restricting the conduct or operation of the business of the Surviving Corporation or any Acquired Company or any Affiliate thereof following the Closing.
6.4    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect.
6.5    Stockholder Approval. This Agreement shall have been duly approved by the Required Stockholder Vote, and such approval shall not have been withdrawn, rescinded or otherwise revoked. The shares of Capital Stock that constitute (or that are or may be eligible to become) Dissenting Shares shall be less than 3% of the Outstanding Capital Stock.
6.6    Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
(a)    Noncompetition Agreements, duly executed by the Persons mutually agreed to by Parent and the Company;
(b)    Release Agreements, substantially in the form of Exhibit D (the “Releases”), duly executed by the Persons mutually agreed to by Parent and the Company;
(c)    a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 6.1, 6.2 and 6.4 have been duly satisfied (the “Company Closing Certificate”);

(d)    a certificate (the “Merger Consideration Certificate”), in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief executive officer and chief financial officer of the Company, containing the following information and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing:
(i)    (A) the aggregate amount, as of immediately prior to the Closing, of all unpaid Company Transaction Expenses; (B) the Net Working Capital and all amounts used in calculating the Net Working Capital; (C) the Working Capital Shortfall Amount, if any; (D) the Working Capital Surplus Amount, if any; (E) the Cash, (F) the Cash Items, (G) the Cash Surplus Amount, if any, (H) the Cash Shortfall Amount, if any, (I) the Adjusted Transaction Value; (J) the Fully Diluted Company Share Number; (K) the Per Share Escrow Amount with respect to each share of Outstanding Capital Stock and each share of Capital Stock subject to an Outstanding Vested Option; (L) the Per Share Amount; and (M) the Specified Fraction with respect to each share of Outstanding Capital Stock and each share of Capital Stock subject to an Outstanding Vested Option;
(ii)    with respect to each Person who is a stockholder of the Company immediately prior to the Effective Time:
(A)    the name and address of record and email address (to the extent available) of each such stockholder;
(B)    the number of shares of Outstanding Capital Stock of each class and series held by each such stockholder;
(C)    the consideration that each such stockholder is entitled to receive pursuant to Section 1.5 (on a certificate-by-certificate basis);
(D)    the Pro Rata Share and the cash amount to be withheld as part of the Escrow Amount with respect to the shares of Outstanding Capital Stock held by each such stockholder pursuant to Section 1.5(c);
(E)    the Pro Rata Shares and the cash amount to be withheld as part of the Securityholders’ Agent Amount with respect to the shares of Outstanding Capital Stock held by each such stockholder pursuant to Section 1.5(d); and
(F)    the net cash amount to be paid to each such stockholder by the Payment Agent upon surrender of such stockholder’s Company Stock Certificates in accordance with Section 1.8 (after deduction of any amounts to be withheld as part of the Escrow Amount and the Securityholders’ Agent Amount by such stockholder and any Taxes to be withheld in accordance with Section 1.8(h));
(iii)    with respect to each Outstanding Vested Option (after giving effect to any exercises of Options prior to the Effective Time):

(A)    the name and address of record of the holder thereof and email address (to the extent available);
(B)     the exercise price per share and the number, class and series of shares of Capital Stock subject to such Outstanding Vested Option;
(C)    the consideration that the holder of such Outstanding Vested Option is entitled to receive pursuant to Section 1.6(a);
(D)    the Pro Rata Share and the cash amount to be withheld as part of the Escrow Amount with respect to the shares of Capital Stock subject to such Outstanding Vested Option pursuant to Section 1.6(a);
(E)    the total amount of Taxes to be withheld in accordance with Section 1.8(h) from the consideration that the holder of such Outstanding Vested Option is entitled to receive pursuant to Section 1.6(a); and
(F)    the net cash amount to be paid to the holder of such Outstanding Vested Option (after deduction of amounts to be withheld as part of the Escrow Amount by such holder and any Taxes to be withheld in accordance with Section 1.8(h)) pursuant to Section 1.6(a);
(iv)    with respect to each Warrant that is unexercised immediately prior to the Effective Time:
(A)    the name and address of record of the holder thereof and email address (to the extent available);
(B)     the exercise price per share and the number, class and series of shares of Capital Stock subject to such Warrant;
(C)    the consideration that the holder of such Warrant is entitled to receive pursuant to Section 1.6(c);
(D)    the Pro Rata Share and the cash amount to be withheld as part of the Escrow Amount with respect to the shares of Capital Stock subject to such Warrant pursuant to Section 1.6(c); and
(E)    the net cash amount to be paid to the holder of such Warrant (after deduction of amounts to be withheld as part of the Escrow Amount by such holder) pursuant to Section 1.6(c);
(e)    the written resignations described in Section 4.9 of each officer and director of each Acquired Company;
(f)    the Certificate of Merger, duly executed by the Company;

(g)    written acknowledgments pursuant to which the Acquired Companies’ outside legal counsel and any financial advisor, accountant or any other Person who performed services for or on behalf of any Acquired Company, or who is otherwise entitled to any fees, compensation or reimbursement from any Acquired Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (i) the total amount of fees, costs and expenses of any nature that is payable or has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement or otherwise; and (ii) that it has been paid in full and is not (and will not be) owed any other amount by any Acquired Company with respect to this Agreement or the transactions contemplated by this Agreement or otherwise;
(h)    the FIRPTA Statement executed by the Company;
(i)    the Pay Off Letters; and
(j)    certificates of good standing (or equivalents thereof) from the Secretary of State of the State of Delaware and from each other jurisdiction set forth in Section 2.1(a) of the Disclosure Schedule as to the good standing (or equivalent thereof) of the Acquired Companies in such jurisdiction and payment of all applicable Taxes.
6.7    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
6.8    No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Company; (c) that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the other transactions contemplated by this Agreement; (d) seeking to compel the Company, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement; or (e) that may result in the imposition of criminal liability on any Acquired Company or any officer or director of any Acquired Company.

6.9    Termination of Warrants and Options; Conversion of Preferred Stock. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to: (a) the exercise or termination of all Warrants, Options and other rights to purchase shares of Capital Stock; and (b) the conversion into Common Stock of all shares of Preferred Stock.
6.10    Key Employee. Robin Thurston shall have entered into an employment agreement with the Company, in the form mutually agreed by the Company and Parent, and a Non-Competition Agreement, in the form attached as Exhibit E.
6.11    Stockholder Approval. The Company shall have provided Parent with written evidence that the condition in Section 7.3 has been satisfied within 48 hours following execution and delivery of this Agreement by the Company.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
7.1    Accuracy of Representations.
(a)    Accuracy at Signing. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement, except where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
(b)    Accuracy at Closing. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date, except in each case where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
7.2    Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
7.3    Stockholder Approval. This Agreement shall have been duly approved by the Required Stockholder Vote, and such approval shall not have been withdrawn, rescinded or otherwise revoked.

7.4    Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.
7.5    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Entity in the U.S. and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any Governmental Entity in the U.S. that makes consummation of the Merger by the Company illegal in the U.S.
7.6    Governmental Consents. All filings with and Consents of any Governmental Entity required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement shall have expired or been terminated.
7.7    Key Employee. Parent (or the Company on behalf of Parent) shall have executed and delivered an employment agreement with Robin Thurston, in the form mutually agreed by Parent and the Company.

8.	TERMINATION
8.1    Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s stockholders):
(a)    by the mutual written consent of Parent and the Company;
(b)    by Parent if the Closing has not taken place on or before 5:00 p.m. (Eastern Standard Time) on December 31, 2013 (the “End Date”) and any condition set forth in Section 6 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);
(c)    by the Company if the Closing has not taken place on or before 5:00 p.m. (Eastern Standard Time) on the End Date and any condition set forth in Section 7 has not been satisfied or waived as of the time of termination (in each case other than as a result of any failure on the part of the Company or any of the stockholders of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent in connection with the transactions contemplated by this Agreement);
(d)    by Parent if: (i) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;
(e)    by the Company if: (i) a court of competent jurisdiction in the United States or other federal or state Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Company from consummating the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any federal or state Governmental Entity that would make consummation of the Merger by the Company illegal;
(f)    by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within 10 days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 8.1(f) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period); and
(g)    by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within 10 days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 8.1(g) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period).

8.2    Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
8.3    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company or Parent shall be relieved of any obligation or liability arising from any prior material breach by such party of any representation and warranty, or any willful breach by such party of any covenant or obligation, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) the parties shall, in all events, remain bound by and continue to be subject to Section 5.3 and the Confidentiality Agreement.

9.	INDEMNIFICATION, ETC.
9.1    Survival of Representations, Etc.
(a)    General Survival. Subject to Section 9.1(c), the indemnification obligations of the Effective Time Holders set forth in Section 9.2(a) shall survive the Effective Time until the date that is 30 months immediately subsequent to the Closing Date (the “Survival Date”); provided, however, that if, at any time on or prior to the Survival Date, any Indemnitee delivers to the Securityholders’ Agent a written notice asserting a claim for recovery in compliance with Section 9.2, then the claim asserted in such notice shall survive the Survival Date until such time as such claim is fully and finally resolved; provided further that Fundamental Representations shall survive the Effective Time until expiration of the applicable statute of limitations.
(b)    Parent Representations. All representations, warranties and covenants (except for those covenants requiring performance after the Effective Time) made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties and covenants (except for those covenants requiring performance after the Effective Time) shall thereupon cease.
(c)    Willful Misconduct, Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 9.1(a) or Section 9.1(b), the limitations set forth in Sections 9.1(a) and 9.1(b) shall not apply in the event of any willful misconduct, intentional misrepresentation or fraud (whether on the part of the Effective Time Holder against whom liability is being asserted, on the part of any other Effective Time Holder, on the part of any Acquired Company or on the part of any Representative of any Acquired Company).
(d)    Representations Not Limited. The Company and the Securityholders’ Agent (on behalf of the Effective Time Holders) hereby agree that the Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 9 relating to the representations, warranties, covenants and obligations of the Company or the Securityholders’ Agent are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnitees or any of their Representatives, regardless of whether obtained through any investigation by any Indemnitee or any Representative of any Indemnitee or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.
(e)    Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.
9.2    Indemnification.
(a)    Indemnification. From and after the Effective Time (but subject to Section 9.1), each Effective Time Holder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Effective Time Holder’s Pro Rata Share of any Damages which are directly or indirectly suffered or incurred at any time by any of the Indemnitees or to which any of the Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise directly or indirectly from or as a result of, or are directly or indirectly connected with:
(i)    any inaccuracy or alleged inaccuracy in or breach or alleged breach of any representation or warranty made by the Company in this Agreement as of the date of this Agreement (solely for purposes of determining the amount of any Damages, without giving effect to (A) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (B) any update or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement, including any Disclosure Supplement, except as specifically provided in Section 4.3(b));
(ii)    any inaccuracy or alleged inaccuracy in or breach or alleged breach of any representation or warranty made by the Company (A) in this Agreement as if such representation or warranty was made on and as of the Closing, or (B) in the Company Closing Certificate (in each case, solely for purposes of determining the amount of any Damages, without giving effect to (1) any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, or (2) any update or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement, including any Disclosure Supplement, except as specifically provided in Section 4.3(b)));
(iii)    any breach of any covenant or obligation of the Company or the Securityholders’ Agent in this Agreement;

(iv)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any Liability of any Acquired Company relating to any Tax, together with any Damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, examination, litigation or other judicial or administrative proceeding) arising out of, in connection with or incident to the determination, assessment or collection of any such Tax: (A) imposed on any Acquired Company, or for which any Acquired Company is otherwise liable, for any Pre-Closing Tax Period or for the portion of any Straddle Period ending on the Closing Date (as determined as set forth in the definition of “Straddle Period” in Exhibit A); (B) resulting from the inaccuracy in or breach of any of the representations and warranties set forth in Section 2.8 (determined without regard to any materiality, Material Adverse Effect, Knowledge or similar qualifiers or update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement); (C) of or imposed on any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company (or any predecessor of any Acquired Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar applicable Legal Requirement; (D) of or imposed on any other Person for which any Acquired Company is or has been liable as a transferee or successor, by Contract or otherwise; (E) any Transfer Taxes; or (F) any Transaction Payroll Tax, in each case other than any Tax that was included as a liability in calculation of the Net Working Capital set forth in the Merger Consideration Certificate or included as a Company Transaction Expense; provided, however, that notwithstanding anything to the contrary herein, the Effective Time Holders shall not have any indemnification obligations to any Indemnitee with respect to (1) any Taxes attributable to any action taken by Parent with respect to any Acquired Company after the Closing outside of the ordinary course of business (including making a Code Section 338(g) election or similar election), or (2) any Taxes attributable to any Tax period or portion of a period beginning after the Closing Date; or (3) the amount, value or condition of, or any limitations on, any Tax Attribute, or the ability of Parent or any of its Affiliates (including the Surviving Corporation and any Acquired Company) to utilize such Tax Attributes after the Closing, and any Damages incurred by reason of any reduction in any of the foregoing, whether such reduction occurs by reason of the carryback or other utilization of such Tax Attribute by an Acquired Company, the redetermination of the amount of such Tax Attribute by any taxing authority or otherwise, except to the extent giving rise to Taxes described in clause (A) of this Section 9.2(a)(iv);
(v)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, the exercise by any stockholder of the Company of such stockholder’s dissenters’ rights under the DGCL (it being understood that if a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of dissenters’ rights, then the only portion of such fair value to be included in calculation of the Damages incurred as a result of such exercise is the amount, if any, by which such fair value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with Section 1.5);

(vi)    the Company Transaction Expenses to the extent not paid on prior to the Effective Time or otherwise taken into account in the calculation of the Merger Consideration; or
(vii)    the dispute identified in Item 2 of Section 2.7 of the Disclosure Schedule, regardless of any disclosure in the Disclosure Schedule.
(b)    Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach, but in either case the total amount both Parent and the Surviving Corporation may recover shall not exceed the amount of Damages of the Surviving Corporation.
(c)    Multiple Claims. Notwithstanding the fact that an Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision, representation, warranty or covenant of this Agreement in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to double recovery (or recovery more than once) for the amount of any Damages suffered by such Indemnitee to the extent such Indemnitee has otherwise been already compensated for such Damages.
9.3    Limitations.
(a)    Threshold. Subject to Section 9.3(b), the Effective Time Holders shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise directly or indirectly become subject, exceeds $500,000 (the “Threshold Amount”) in the aggregate. If the total amount of such Damages exceeds the Threshold Amount, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of Damages exceeding the Threshold Amount in accordance with and subject to the terms of this Agreement.
(b)    Applicability of Threshold. The limitation set forth in Section 9.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder) (i) in the event of willful misconduct, intentional misrepresentation or fraud (whether on the part of such Effective Time Holder, any other Effective Time Holder, any Acquired Company or any Representative of any Acquired Company), provided that an Effective Time Holder shall not be liable for the willful misconduct, intentional misrepresentation or fraud of any other Effective Time Holder in excess of such Effective Time Holder’s Pro Rata Share of the Escrow Amount, or (ii) in the case of a breach of a Fundamental Representation.
(c)    Sole and Exclusive Remedy; Recourse to Escrow Amount. The indemnification rights of the Indemnitees contained in this Section 9 shall constitute the sole and exclusive remedy of the Indemnitees for any and all Damages arising out of or related to this Agreement and any certificate required to be executed and delivered in connection herewith or otherwise executed and delivered at the Closing (but specifically excluding any Release, Noncompetition Agreement or employment agreement). Subject to Section 9.3(d), recourse by the Indemnitees to deduction from the Escrow Amount shall be the Indemnitees’ sole and exclusive recourse under this Agreement for monetary Damages.
(d)    Applicability of Liability Cap. The limitation set forth in Section 9.3(c) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder) in the event of willful misconduct, intentional misrepresentation or fraud (whether on the part of such Effective Time Holder, any other Effective Time Holder, any Acquired Company or any Representative of any Acquired Company) provided that an Effective Time Holder shall not be liable for the willful misconduct, intentional misrepresentation or fraud of any other Effective Time Holder in excess of such Effective Time Holder’s Pro Rata Share of the Escrow Amount, or to breaches of Fundamental Representations. Subject to Section 10.3, the total amount of indemnification payments that each Effective Time Holder that was not directly or indirectly involved in any willful misconduct, intentional misrepresentation or fraud can be required to make to the Indemnitees pursuant to Section 9.2 shall be such Effective Time Holder’s Pro Rata Share of the Escrow Amount, and the total amount of indemnification payments that each Effective Time Holder can be required to make to the Indemnitees pursuant to Section 9.2 as a result of breaches of Fundamental Representations shall be limited to the aggregate Merger Consideration such Effective Time Holder was entitled to receive pursuant to Sections 1.5 and 1.6.
(e)    Effect of Indemnification Payments. All indemnification payments made pursuant to this Section 9 shall be treated by all parties as adjustments to the aggregate consideration paid in the Merger to the fullest extent permitted by law.
(f)    Insurance. Any claim for indemnification shall be reduced by an amount equal to all insurance proceeds or other payments from any third party, if any, actually received by Indemnitee less any increase in premiums or other recovery costs to such Person as a result of such claim for insurance proceeds. Each Indemnitee shall use reasonable efforts to pursue all insurance claims to which it may be entitled in connection with any Damages it incurs that are indemnifiable under this Section 9. If any Indemnitee actually receives any insurance or other third party payment in connection with any claim for Damages for which it has already been indemnified pursuant to this Section 9, it shall pay to the Parent for further distribution to the Effective Time Holders in accordance with the terms hereof within thirty (30) days after such payment is actually received.
(g)    Mitigation. Each Indemnitee shall use good faith, commercially reasonable efforts to defend against any claim that could result in an indemnification obligation under this Section 9, and will consult and cooperate with the Securityholders’ Agent with respect to the defense and settlement of such claim, with a view towards mitigating claims, losses, Liabilities, Damages, deficiencies, costs and expenses resulting therefrom. However, it is expressly understood and agreed that, notwithstanding the foregoing obligation, Parent, the Company, and their Affiliates will in all events be entitled to continue to operate the Company’s business in the same manner that it is being conducted by the Company prior to the Effective Date (or in which the Company plans to conduct its business as of the Effective Date); that Parent, the Company and their Affiliates will not be obligated to make any changes in the way the Company conducts its business as of the Effective Date (or plans to conduct its business as of the Effective Date) as a result of any such claim; and that no Indemnitee will be required to assert a claim against a third party.
9.4    No Contribution. Each Effective Time Holder waives, and acknowledges and agrees that such Effective Time Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Corporation or any Acquired Company in connection with any indemnification obligation or any other liability to which such Effective Time Holder may become subject under or in connection with this Agreement or any other agreement or document delivered to Parent in connection with this Agreement. Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Effective Time Holder, expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Corporation or any Acquired Company.
9.5    Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, any Acquired Company, Parent or any other Person) with respect to which any Effective Time Holder may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to Section 9, Parent shall have the right, at its election, to control and proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to the Securityholders’ Agent (and for this purpose, it is acknowledged and agreed that Weil, Gotshal & Manges is satisfactory to the Securityholders’ Agent), and the Securityholders’ Agent shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such third party claim. If Parent so proceeds with the defense of any such claim or Legal Proceeding:
(a)    subject to the other provisions of Section 9, all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Effective Time Holders;
(b)    each Effective Time Holder shall make available to Parent any documents and materials in such Effective Time Holder’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; and
(c)    Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Securityholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Parent requests that the Securityholders’ Agent consent to a settlement, adjustment or compromise, the Securityholders’ Agent shall not unreasonably withhold or delay such consent).
If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Securityholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Securityholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent

(which consent may not be unreasonably withheld or delayed). Parent shall give Securityholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Effective Time Holders under Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).
If Parent proceeds with the defense of any such claim or Legal Proceeding as contemplated under this Section 9.5, upon the request of Parent, Securityholders’ Agent hereby agrees to instruct the Escrow Agent to pay to Parent from the Escrow Amount an amount equal to the reasonable expenses of Parent relating to the defense of such claim or Legal Proceeding as such expenses are incurred by Parent (regardless of the provisions of Section 9.6).
9.6    Indemnification Claim Procedure. If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under Section 9 or for which it is or may be entitled to a monetary remedy (such as in the case of a claim based on willful misconduct, intentional misrepresentation or fraud), such Indemnitee may deliver a notice of claim (a “Notice of Claim”) to the Securityholders’ Agent. Each Notice of Claim shall state the basis for such claim and each Indemnitee shall make available to the Securityholders’ Agent any documents and materials in such Indemnitee’s possession or control supporting the claims set forth in the Notice of Claim. In the event the Securityholders’ Agent does not notify the Indemnitee within thirty (30) days following its receipt of a Notice of Claim that the Securityholders’ Agent (on behalf of the Effective Time Holders) disputes the liability of the Effective Time Holders to the Indemnitee under this Section 9 or the amount thereof, the claim specified in such Notice of Claim shall be conclusively deemed a liability of the Effective Time Holders under this Section 9, and Parent may claim from the Escrow Amount or, to the extent the remaining funds in the Escrow Amount are insufficient to cover the amount of such claim and such claim is not subject to the limitations set forth in Section 9.3(c) in accordance with Section 9.3(d), the Effective Time Holders shall pay the amount of such liability to the Indemnitee on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. In the event the Securityholders’ Agent has timely disputed the liability of the Effective Time Holders (a “Claim Objection”) with respect to such claim as provided above, as promptly as possible, such Indemnitee and the Securityholders’ Agent shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and if an agreement is reached, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. If such Indemnitee and the Securityholders’ Agent do not reach an agreement as to the merits and amount of such claim within thirty (30) days immediately after the date such Claim Objection is delivered to Parent, either Parent or the Company (or the Securityholder Representative after the Effective Time) may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Any arbitration requested pursuant to this Section 9.6 shall be settled by arbitration conducted by three (3) arbitrators. Parent and the Company (or the Securityholders’ Agent after the Effective Time) shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. The arbitrator shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrator shall also, within twenty (20) Business Days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrator shall also establish procedures designed to reduce the cost and time for discovery, while allowing the parties a reasonable opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator, or a majority of the three (3) arbitrators, as applicable, shall be binding and conclusive upon the parties to this Agreement, and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions, which shall set forth the award, judgment, decree or order awarded by the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Wilmington, Delaware, under the rules then in effect of the American Arbitration Association.
9.7    Setoff. In addition to any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct any sum that is or may be owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee to any Effective Time Holder.
9.8    Exercise of Remedies Other Than by Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.	MISCELLANEOUS PROVISIONS
10.1    Securityholders’ Agent.
(a)    Appointment. By virtue of the adoption and approval of this Agreement and/or the cancellation of Outstanding Vested Options and Warrants in exchange for Merger Consideration pursuant to this Agreement, the Effective Time Holders irrevocably nominate, constitute and appoint Fortis Advisors LLC as the agent and true and lawful attorney in fact of the stockholders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Effective Time Holders for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement or the Escrow Agreement, including, (i) to give and receive notices and communications, (ii) to take any and all actions relating to claims to indemnify, hold harmless or reimburse any Indemnitee hereunder, (iii) to authorize delivery to Parent of cash from the Escrow Account, in satisfaction of claims by the Indemnitees and to authorize delivery of cash from the Escrow Account to Effective Time Holders, as applicable, (iv) to object to such deliveries, (v) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, (vi) to take all other actions contemplated in this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement), (vii) to execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement), (viii) to make all elections or decisions contemplated by this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement), (ix) to amend, modify or waive this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement) to which the Securityholders’ Agent is a party, (x) to engage, employ or appoint any agents or representatives (including an exchange agent, attorneys (including Wilson Sonsini Goodrich & Rosati, Professional Corporation, who has served as counsel to the Company), accountants and consultants) to assist the Securityholders’ Agent in complying with the Securityholders’ Agent’s duties and obligations, (xi) to dispute matters and to initiate litigation in connection with this Agreement and any other documents and agreements contemplated by this Agreement (including the Escrow Agreement) and (xii) to take all actions necessary or appropriate in the judgment of Securityholders’ Agent for the accomplishment of the foregoing. Fortis Advisors LLC hereby accepts its appointment as Securityholders’ Agent.
(b)    Authority. The Effective Time Holders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Effective Time Holders (in the name of any or all of the Effective Time Holders or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 10.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 9; and (ii) each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Securityholders’ Agent, as fully binding upon such Effective Time Holder. All actions of the Securityholders’ Agent shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Effective Time Holders as a matter of contract law.
(c)    Power of Attorney; Immunities. The Effective Time Holders recognize and intend that the powers of attorney, immunities and rights to indemnification granted to the Securityholders’ Agent and the Advisory Group under this Agreement: (i) are coupled with an interest and is irrevocable; (ii) may be delegated by the Securityholders’ Agent; (iii) shall survive the death, incapacity, dissolution, bankruptcy, liquidation or winding up of each of the Effective Time Holders and shall be binding on any successor thereto; and (iv) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Escrow Amount.

(d)    Replacement. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons entitled to at least a majority of the Merger Consideration), within 10 days after such death, resignation, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Effective Time Holders. All immunities and rights to indemnification shall survive: (i) the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and (ii) the Closing or any termination of this Agreement and the Escrow Agreement.
(e)    Limitation on Liability. Certain Effective Time Holders have entered into a letter agreement with the Securityholders’ Agent to provide direction to the Securityholders’ Agent in connection with the performance of its services under this Agreement and the Escrow Agreement (such Effective Time Holders, including their individual Representatives, hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Agent, its Representatives nor any member of the Advisory Group (collectively, the “Agent Group”), shall be liable to any Effective Time Holders arising out of or in connection with the acceptance or administration of the Securityholders’ Agent’s duties hereunder without gross negligence or willful misconduct.
(f)    Indemnification. The Effective Time Holders shall indemnify, defend and hold harmless the Agent Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Agent Expenses”) incurred without gross negligence or willful misconduct on the part of the Agent Group and arising out of or in connection with the acceptance or administration of its duties hereunder. Such Agent Expenses may be recovered first, from the Securityholders Agent Fund, second, from any distribution of the Escrow Amount otherwise distributable to the Effective Time Holders at the time of distribution, and third, directly from the Effective Time Holders based on their respective Pro Rata Shares. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of the Securityholders’ Agent’s duties.
(g)    Reliance. The Securityholders’ Agent shall be entitled to: (i) rely upon the Merger Consideration Certificate, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.
(h)    Expense Fund. The Expense Fund shall be held by the Securityholders’ Agent as agent and for the benefit of the Effective Time Holders in a segregated client account and it shall be used for the purposes of paying directly, or reimbursing the Securityholders’ Agent for, any Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Securityholders’ Agent engagement agreement. The Securityholders’ Agent will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Agent is not providing any investment supervision, recommendations or advice. The Securityholders’ Agent shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations hereunder. As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, the Securityholders’ Agent shall distribute the remaining Expense Fund (if any) to the Payment Agent for further distribution to the Effective Time Holders.
10.2    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
10.3    No Waiver Relating to Claims for Willful Misconduct, Intentional Misrepresentation or Fraud. The liability of any Person under Section 9 will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity to the extent based on such Person’s willful misconduct, intentional misrepresentation or fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 9, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity to the extent based on a Person’s willful misconduct, intentional misrepresentation or fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any such claim for willful misconduct, intentional misrepresentation or fraud against such Person; (b) the time period during which a claim for willful misconduct, intentional misrepresentation or fraud may be brought; or (c) the recourse which any such party may seek against another Person with respect to a claim for such Person’s fraud or intentional misrepresentation.
10.4    Fees and Expenses. Subject to Sections 1.5 and 9, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

10.5    Attorneys’ Fees. If any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
10.6    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by email after 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):
If to Parent or Merger Sub:

Under Armour, Inc.
1020 Hull Street
Baltimore, Maryland 21230
Attention: John Stanton
E-mail: jstanton@underarmour.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: William G. Roche
E-mail: broche@kslaw.com
If to the Company:

MapMyFitness, Inc.
610 West 5th Street, Suite 605
Austin, Texas, 78701
Attention: Chief Executive Officer
Email: robin@mapmyfitnessinc.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, Texas 78746-5546
Attention: Brian K. Beard
Email: bbeard@wsgr.com
If to the Securityholders’ Agent:

Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com
10.7    Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
10.8    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
10.9    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Delaware irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.
(b)    Venue. Subject to the dispute resolution provisions of Section 5.6, Section 5.7 or Section 9.6, any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon willful misconduct, willful misconduct, intentional misrepresentation or fraud) may be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.10    Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) Merger Sub and its successors and assigns (if any); (d) the Securityholders’ Agent and its successors and assigns, if any; and (e) the Effective Time Holders. This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. Prior to Closing, no party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. After the Closing Date, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided that, notwithstanding any such assignment, Parent shall remain liable under this Agreement to observe and perform all of the obligations therein contained to be observed and performed by it. Any purported assignment in violation of this Section 10.10 shall be void.
10.11    Remedies Cumulative; Specific Performance. Except as expressly set forth herein. the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by the Company or the Securityholders’ Agent of any covenant, obligation or other provision set forth in this Agreement: (a) Parent shall be entitled (in addition to any other remedy that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) Parent shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
10.12    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.13    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
10.14    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Parent, Merger Sub and the Securityholders’ Agent; and

(b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders).
10.15    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
10.16    Parties in Interest. Except for the provisions of Section 4.12 and Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company and their respective successors and assigns (if any).
10.17    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that Sections 1 through 9, the first sentence of Section 10 and Sections 11 through 18 of the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated or expires in accordance with its terms (it being understood that the final sentence of Section 10 of the Confidentiality Agreement is being superseded by this Agreement and shall cease to have any force or effect); provided, that notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, any Stockholder that is a limited partnership or limited liability company may disclose the material terms of this Agreement and the transactions contemplated hereby, consistent with past practices, to such Stockholder’s limited partners, if any, in all cases, subject to terms of confidentiality among such Stockholder and its limited partners.
10.18    Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (i) such information is cross-referenced in another part of the Disclosure Schedule, or (ii) it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other numbered or lettered sections or subsections.
10.19    Construction.
(a)    Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
[Remainder of page intentionally left blank]

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
MMF Merger Sub, Inc.
a Delaware corporation
By:     /s/ John Stanton
Name: John Stanton
Title: President
Under Armour, Inc.
a Maryland corporation
By:     /s/ Kevin Plank
Name: Kevin Plank
Title: Chief Executive Officer and President
MapMyFitness, Inc.
a Delaware corporation
By:     /s/ Robin Thurston
Name: Robin Thurston
Title: Chief Executive Officer
SECURITYHOLDERS’ AGENT:
FORTIS ADVISORS LLC
By: /s/ Ryan Simkin
Ryan Simkin,
Managing Director

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“Acquired Company” means: (a) the Company and; (b) each Subsidiary of the Company.
“Acquisition Transaction” means any transaction or series of transactions involving:
(a)the sale, license, sublicense or disposition of all or a material portion of any Acquired Company’s business or assets, including Intellectual Property;
(b)the issuance, disposition or acquisition of: (i) any capital stock or other equity security of any Acquired Company (other than Common Stock issued to employees of the Company upon exercise of Options or Warrants or issued upon the conversion of Preferred Stock); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any Acquired Company (other than stock options granted to employees of the Company in routine transactions in accordance with Section 4.2 of the Agreement); or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any Acquired Company (other than Common Stock issued to employees of the Company upon exercise of Options or Warrants or issued upon the conversion of Preferred Stock); or
(c)any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which commercial banks in Austin, Texas or Baltimore, Maryland are authorized or required to be closed.
“Capital Stock” means the shares of Common Stock and Preferred Stock.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Contract” means any Contract: (a) to which any Acquired Company is a party; (b) by which any Acquired Company or any of its assets is or may become bound or under which any Acquired Company has, or may become subject to, any obligation; or (c) under which any Acquired Company has or may acquire any right or interest.
“Company Employee” means any current or former employee of any Acquired Company and (except for purposes of Section 5.5) any current or former independent contractor or director of any Acquired Company.
“Company Personal Property” means all of the machinery, equipment, machinery, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property owned or leased by any Acquired Company and used or held for use in its business or operations.
“Company Products” means all versions, releases and models of all Software products and other products that have been, or are currently being, designed or developed by or on behalf of any Acquired Company, used by any Acquired Company to provide Company Services or marketed, distributed, licensed, sold or otherwise provided by any Acquired Company in any manner (including through a hosted service or similar arrangement), including the web and mobile applications and widgets bearing mapmyfitness, mapmyrun, mapmyride, mapmywalk, or mapmyhike names, the Company’s Application Programming Interfaces, the Company’s software development kits, third party branded versions of web and mobile applications and widgets developed by the Company, certain digital advertising solutions, and published health and fitness oriented content.
“Company Services” means all services that have been or are currently being performed, provided, developed or offered by any Acquired Company, including the Software as a Service in support of the web and mobile applications and widgets bearing mapmyfitness, mapmyrun, mapmyride, mapmywalk, or mapmyhike names, managed services provided by the Company in conjunction with the Company’s Application Programming Interfaces, the software development and licensing services provided by the Company in conjunction with its development of third party branded versions of web and mobile applications and widgets, and the development and publishing of digital advertising solutions.
“Company Transaction Expenses” means all fees, costs, expenses, payments, expenditures or Liabilities (collectively, “Expenses”), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, and whether or not invoiced prior to the Effective Time, incurred by or on behalf of any Acquired Company, or to or for which any Acquired Company is or becomes subject or liable, in connection with any of the transactions contemplated by the Agreement, including, in each case, which are not paid as of Closing: (a) Expenses described in Section 10.4 of the Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or provided advice to any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in connection with any of the transactions contemplated by the Agreement; (c) Expenses that arise or are expected to arise, or are triggered or become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of any of the transactions contemplated by the Agreement; (d) Transaction Payroll Taxes; (e) Transfer Taxes; (f)

the cost of the D&O Tail; and (g) Expenses incurred by or on behalf of any stockholder or employee of any Acquired Company in connection with the transactions contemplated by the Agreement that any Acquired Company has paid or reimbursed prior to the Closing or is or will be obligated to pay or reimburse after the Closing.
“Computer Systems” means all servers, computer hardware, networks, Software, databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated August 6, 2013, between Parent and the Company.
“Contract” means any written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.
“Copyrights” means copyrights and works of authorship in any media (including computer programs, Software, databases and compilations, files, applications, Internet site content and documentation and related items), moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing.
“Damages” includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, in all cases, excluding any loss of profits or loss of opportunity.
“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 10.18 of the Agreement, as the same may be updated and supplemented in accordance with (and subject to the provisions of) this Agreement.
“Effective Time Holders” means the Non-Dissenting Stockholders and the holders of Outstanding Vested Options and holders of unexercised Warrants.
“Employee Benefit Plan” means, with respect to any Person, each plan, program, policy or contract that is sponsored, maintained or entered into or required to be sponsored, maintained or entered into by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any liability or obligation (whether actual or contingent) providing for benefits to or for the benefit of, or for the remuneration of, current or former employees, directors, managers, officers or consultants of such Person or the dependents of any of them, including any of the following, whether written or oral (and regardless of whether mandatorily sponsored pursuant to any applicable Legal Requirement or voluntarily sponsored): (a) any nonqualified deferred compensation top hat or supplemental executive retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or material fringe benefit plan or program; (e) any vacation, paid time off, relocation, profit sharing, bonus, stock option, restricted stock, restricted stock unit, stock purchase, other equity-related, change in control, transaction, retention, tax gross-up, perquisite, consulting, employment, severance, redundancy, termination indemnity or incentive plan, agreement or arrangement; and (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave.
“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and specifically includes any plan operated pursuant to the laws of any Governmental Entity other than the United States.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” means any applicable Legal Requirement relating or pertaining to public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) any analogous applicable Legal Requirement implemented in the European Union, its member states, and any other country in which any Acquired Company conducts business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Subsidiary or other entity that would be considered a single employer with any Acquired Company within the meaning of Section 414 of the Code.
“Escrow Agent” means Wells Fargo Bank, N.A.
“Fundamental Representations” means the representations in Sections 2.1, 2.2, 2.3, 2.4(a) and 2.4(c).
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Entity” means any: (i) nation, multinational, supranational, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(ii) federal, state, provincial, local, municipal, foreign or other government; (iii) instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (iv) any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.
“Hazardous Material” means: (a) any substance that is listed or classified under any applicable Environmental Law as a “hazardous waste”, “hazardous substance”, “toxic pollutant”, “hazardous air pollutant” or “hazardous chemical” (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) friable asbestos; (c) polychlorinated biphenyls; and (d) petroleum or petroleum products.
“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Acquired Companies, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Acquired Companies for the payment of the purchase price of property or assets purchased (other than current accounts payable incurred in the ordinary course of business); (c) all obligations of the Acquired Companies to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Acquired Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Acquired Company; (e) all obligations of the Acquired Companies under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Lien existing on property owned by any Acquired Company, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Acquired Companies in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender Consent; and (i) all obligations of any Acquired Company, whether interest bearing or otherwise, owed to any Securityholder and or any Securityholder's Affiliates; provided, however, that Indebtedness will not include any of the foregoing that is solely among the Acquired Companies.
“Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Effective Time Holders shall not be deemed to be “Indemnitees.”

“Information Statement” means an information statement prepared by the Company and relating to the Agreement, waiver of dissenters’ rights and the other transactions contemplated by the Agreement.
“Intellectual Property” means all intellectual property rights and industrial property rights whether arising under the laws of the United States or of any other jurisdiction, including Patents, Trademarks, Copyrights and Trade Secrets and domain names.
“Knowledge”: An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter after reasonably diligent investigation. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of any Acquired Company or any other Person identified on Annex 1 to this Exhibit A has Knowledge of such fact or other matter.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.
“Legal Requirement” means any applicable federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, other possessory interest, conditional sale or other title retention agreement, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).
“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is, or could reasonably be expected to be or to become, materially adverse to: (a) the business, condition, assets, capitalization, Intellectual Property, Liabilities, operations, results of operations or financial performance of the Acquired Companies, taken as a whole; (b) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Surviving Corporation; or (c) the ability of the Company to perform any of its covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that, for purposes of clauses (a) and (c) only, the following shall not be deemed to constitute a Material Adverse Effect: (i) changes in general economic conditions affecting the industry in which the Acquired Companies operate; (ii) acts of war or terrorism; (iii) general economic conditions (or changes after the date hereof in such conditions) within the U.S. or any other country, (iv) conditions (or changes after the date hereof in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country; (v) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested or any actions of Parent or any of its Affiliates; or (vi) the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement; except in the case of each of clauses (i) through (iv) unless and to the extent that they have a disproportionate effect on the Acquired Companies as compared to the other companies in the industry in which the Acquired Companies operate.
“Material Contract” means each Contract listed or required to be listed in Section 2.11(l), Section 2.11(p) and Section 2.11(t)(i) of the Disclosure Schedule and all of the following:
(a)each Company Contract with an end user of Company Services or Company Products (each such Company Contract is referred to as a “Customer Contract”) that (i) is not based on an Acquired Company’s or its predecessor’s standard form end user contract or (ii) is based on, but materially deviates from, an Acquired Company’s or its predecessor’s standard form end user contract;
(b)each Company Contract with a distributor, reseller, sales agent or representative, or similar “channel partner” of any Acquired Company (each such Company Contract is referred to as a “Channel Contract”) that (i) is not based on an Acquired Company’s or its predecessor’s applicable standard form contract or (ii) is based on, but materially deviates from, an Acquired Company’s or its predecessor’s applicable standard form contract;
(c)each lease, lease guaranty, sublease or other Company Contract for the leasing, use or occupancy of the Leased Real Property and each Company Contract or other right pursuant to which any Acquired Company uses or possesses any Personal Property (other than Personal Property owned by the Acquired Companies);
(d)any Company Contract with or otherwise for the material benefit of any Securityholder, director, officer or management level employee of any Acquired Company, or any member of his or her immediate family or, to the Knowledge of the Company, any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from or otherwise requiring payments to or for the benefit of any such Person, but excluding any Option, Warrant or other Contract that terminates or expires in its entirety as of the Effective Time;
(e)any Company Contract containing any covenant (i) specifically limiting the right of any Acquired Company to engage in any line of business, make use of any of its Intellectual Property or compete with any Person in any line of business; (ii) granting any exclusive distribution, marketing or supply rights; (iii) containing any “most favored nation” or “most favored customer” or similar provision; or (iv) explicitly restricting the right of any Acquired Company to sell, license, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies or to solicit, hire, or do business with any prospective employee, consultant, contractor or customer;

(f)any Company Contract relating to any joint venture, strategic alliance, partnership or sharing of profits, revenue or proprietary information or similar arrangement between any Acquired Company and any other Person;
(g)any Company Contract relating to any transaction in which any Acquired Company (or any Subsidiary of an Acquired Company) merged with any other Person, acquired any securities or assets of another Person, or otherwise acquired the rights to any Company Product or Company Services or any Material Intellectual Property;
(h)any Company Contract pursuant to which any Acquired Company has assumed any liability or duty with respect to, or agreed to defend, indemnify, or hold harmless another Person for, or otherwise agreed to be responsible (in any manner) for any claim of infringement, misappropriation, dilution or violation of Intellectual Property (other than Customer Contracts and Channel Contracts entered into by an Acquired Company or its predecessor in the ordinary course of business that do not materially deviate from the Acquired Company’s or its predecessor’s applicable standard form contract with respect to Intellectual Property infringement indemnification);
(i)any Company Contract between any Acquired Company and any Company Employee pursuant to which: (i) benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Company Transaction Document (whether alone or upon the occurrence of any additional or subsequent events); (ii) any Acquired Company is or may become obligated to make any severance, termination, retention, gross-up or similar payment to any Company Employee; and (iii) any Acquired Company is or may become obligated to make any bonus, incentive compensation or similar payment (other than in respect of salary) to any Company Employee;
(j)any Company Contract for the employment of any individual as a consultant or contractor, or on any other basis other than as an employee, who is or was involved in, or who has participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any Intellectual Property for any Acquired Company (each such Company Contract is referred to as a “Consultant IP Contract”);
(k)any Company Contract with any employee of an Acquired Company who is or was involved in, or who has participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any Intellectual Property for any Acquired Company (each such Company Contract is referred to as an “Employee IP Contract”), where such Company Contract either (i) deviates in any material respect from the Company’s standard form of such contract or (ii) discloses or identifies inventions or other Intellectual Property that the employee claims to retain ownership of or other rights in;
(l)any Company Contract with any labor union or association representing any employee of any Acquired Company;
(m)any Company Contract for the sale of any of the assets of any Acquired Company, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company;

(n)any outstanding powers of attorney executed by or on behalf of any Acquired Company;
(o)any Company Contract that provides for indemnification of any officer, director, employee or agent of any Acquired Company;
(p)any Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing a Lien on any of the assets of any Acquired Company;
(q)any Company Contract regarding the acquisition, issuance or transfer of any securities (other than Options granted in the ordinary course of business) and each Company Contract affecting or dealing with any securities of any Acquired Company, including any restricted share agreements or escrow agreements;
(r)any Company Contract or group of related Company Contracts with the same party (or affiliated parties) providing for payments by or to any one or more Acquired Companies, individually or in the aggregate, in excess of $30,000 in any fiscal year; and
(s)any other Company Contract that is, or group of related or similar Company Contracts that are collectively, otherwise material to any Acquired Company.
“Merger Consideration” means: (a) the consideration that a Non-Dissenting Stockholder is entitled to receive in exchange for such Non-Dissenting Stockholder’s shares of Outstanding Capital Stock pursuant to Section 1.5 of the Agreement; and (b) the consideration that a holder of an Outstanding Vested Option is entitled to receive in exchange for such Outstanding Vested Option pursuant to Section 1.6(a) of the Agreement; and (c) the consideration that a holder of an unexercised Warrant is entitled to receive in exchange for such Warrant pursuant to Section 1.6(c) of this Agreement.
“Non-Dissenting Stockholder” means each stockholder of the Company that does not properly assert or perfect such stockholder’s dissenter’s rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5.
“Open Source Software” means all Software, documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, in each case only to the extent that the applicable license purports to (i) require, or condition the use or distribution of, or access to, such Software, documentation or other material on, the disclosure, licensing, or distribution of, or access to, source code, (ii) restrict any Person’s ability to charge for distribution of software or (iii) otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license, sell or distribute any Software, documentation or other material other than requirements to include copyright notices or attributions or similar non copyleft provisions.

“Option” means each option, outstanding under any of the Stock Plans or otherwise, to purchase shares of Capital Stock from the Company (or exercisable for cash payable by the Company), but excluding Warrants.
“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Entity.
“Outstanding Unvested Option” means each Option that is mutually agreed upon by Company and Parent as an “Outstanding Unvested Option” and that is outstanding and unexercised immediately prior to the Effective Time.
“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.
“Permit” means any: (a) permit, license, approval, certificate, clearance, registration, or authorization issued, granted, or given by any Governmental Entity pursuant to any applicable Legal Requirement.
“Permitted Liens” means the liens and encumbrances identified in Section 2.9 of the Disclosure Schedule.
“Person” means any individual, Entity or Governmental Entity.
“Personal Data” means personal, private, health or financial information about current, former and prospective employees, customers, consumers or other natural persons, including all registered member or subscriber information collected, processed, or stored by any Acquired Company.
“Personal Property” means machinery, equipment, machinery, fixtures, hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts and other tangible personal property.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date. Notwithstanding anything to the contrary in the Agreement, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
“Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each having a par value of $0.001 per share.
“Privacy Legal Requirement” means a Legal Requirement that (a) pertains to the privacy of Personal Data or imposes restrictions or obligations related to the collection, use, processing, storage, disclosure or transfer of Personal Data and (b) exists in any country in which (i) any Acquired Company collects, uses, processes, stores or discloses Personal Data, (ii) any Person to which any Acquired Company discloses or provides access to Personal Data resides, or (iii) any individual whose Personal Data has been collected by any Acquired Company resides.
“Pro Rata Share” means, for any particular Effective Time Holder, the fraction having a numerator equal to the aggregate amount of Merger Consideration that would be payable to such Effective Time Holder pursuant to Sections 1.5 and 1.6 of the Agreement (before deduction of any amount retained by Parent or Merger Sub as the Escrow Amount (but after deduction of the exercise price payable in respect of any share of Capital Stock subject to an Option or Warrant)), and having a denominator equal to the aggregate amount of Merger Consideration that would be payable to all Effective Time Holders pursuant to Sections 1.5 and 1.6 of the Agreement (before deduction of any amount retained by Parent or Merger Sub as the Escrow Amount (but after deduction of the exercise price payable in respect of any share of Capital Stock subject to an Option or Warrant)).
“Representatives” means officers, directors, employees, members, managers, agents, attorneys, accountants, advisors and representatives.
“Restated Certificate” means the Third Amended and Restated Certificate of Incorporation of the Company (as filed with the Secretary of State of the State of Delaware on June 3, 2013).
“Restricted Cash” means cash or cash equivalents set aside or designated, pursuant to a Legal Requirement, pursuant to a contractual requirement or otherwise) for a particular use or event.
“Software” means source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.
“Securityholder” means each holder of shares of Capital Stock and each holder of an Option or a Warrant.
“Stock Plans” means the Company’s 2009 Equity Incentive Plan and the Company’s 2010 Equity Incentive Plan.
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date. Notwithstanding anything to the contrary contained in the Agreement, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be: (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Acquired Companies (and each partnership in which any Acquired Company is a partner) ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and (b) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Acquired Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Tax” includes all forms of taxation and statutory, governmental, supra-governmental, supranational, state, principal, local government or municipal impositions, duties, contributions, charges and levies in the nature of taxes, whenever imposed, and all penalties, charges, surcharges, costs, expenses and interest relating thereto, including all employment taxes and any deductions or withholdings of any sort regardless of whether any such taxes, impositions, duties, contributions, charges and levies are chargeable directly or primarily against or attributable directly or primarily to an Acquired Company (including Taxes imposed on an Acquired Company as a transferee, successor or by contract), or any other Person and regardless of whether any amount in respect of any of them is recoverable from any other Person.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any applicable Legal Requirement relating to any Tax.
“Trademarks” means trademarks, service marks, trade dress, logos, slogans, and all identifiers of source, including all goodwill therein, and any and all common law rights, and registrations and applications for registration thereof, all rights therein, trade names, fictitious business names (D/B/As), URLs and domain names.
“Trade Secrets” means trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable), marketing information, research and development, algorithms, ideas, designs, specifications, inventions (whether or not patentable), and process (to the extent not patented).

“Transaction Documents” means, collectively, the Agreement, the Letters of Transmittal (and all documents delivered pursuant thereto), the Noncompetition Agreements, the Releases, the Escrow Agreement, the resignations described in Section 4.9 and the certificates described in Sections 6.6(c), 6.6(d) and 7.4 of the Agreement.
“Transaction Payroll Tax” means any social security, Medicare, unemployment or other employment or payroll Tax or similar amount owed by any Acquired Company as a result of the exercise or cancellation of any Outstanding Vested Options pursuant to Section 1.6 or any payments to the Securityholders pursuant to or contemplated by this Agreement.
“Transfer Tax” means a transfer, documentary, sales, use, value added, goods and services, excise, registration or other similar Tax (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby.
“Warrant” means each warrant to purchase shares of Capital Stock from the Company (or exercisable for cash payable by the Company).

Annex 1 to Exhibit A
Jesse Demmel
Cliff Drane
Christopher Glode
Kevin Callahan

EXHIBIT C

FORM OF ESCROW AGREEMENT

This Escrow Agreement, dated as of [________], 2013 (the “Escrow Agreement”), is entered into by and among Under Armour, Inc., a Maryland corporation (“Parent”), Fortis Advisors LLC, a Delaware Limited Liability Company (the “Securityholders’ Agent” and, together with Parent, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (the “Escrow Agent”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

RECITALS

A.    Parent, MMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), MapMyFitness, Inc., a Delaware corporation (the “Company”) and the Securityholders’ Agent have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 8, 2013, pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent.

B.    In accordance with the Merger Agreement, at the Effective Time, cash in the amount of $30,000,000 (the “Escrow Amount”), shall be delivered by Parent to the Escrow Agent to be held and distributed by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

C.    The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement. Further, the Parties acknowledge that the Escrow Agent will not be responsible to determine or to make inquiry into any term, capitalized, or otherwise, not defined herein.

D.    The Parties acknowledge that the Securityholders’ Agent is an agent of, and acting on behalf of, the holders of the Company’s securities receiving consideration pursuant to the Merger Agreement (the “Securityholders”).

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.    Receipt of Escrow Amount. In accordance with Section 1.5(c) of the Merger Agreement, at the Effective Time, Parent shall deliver the Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds.

Section 1.2.    Investments.

(a)    The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Escrow Amount and any investment income thereon as set forth in Exhibit A hereto, or as set forth in any subsequent written instruction signed by the Parties. Any investment earnings and income on the Escrow Amount shall become part of the Escrow Amount, and shall be disbursed in accordance with Section 1.3.

(b)    The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made in accordance with this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.    Disbursement of the Escrow Amount.

(a)    General. The Escrow Agent shall disburse the Escrow Amount only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by Parent and the Securityholders’ Agent and that instructs the Escrow Agent as to the disbursement of some or all of the Escrow Amount (“Joint Written Instructions”); (ii) a final and non-appealable order of a court of competent jurisdiction or a final arbitration decision that determines the validity of Parent’s Claim (as defined below), specifies the Damages in respect thereof and instructs the Escrow Agent as to the disbursement of all or some of the Escrow Amount with respect thereto, a copy of which is delivered to the Escrow Agent by either Parent or the Securityholders’ Agent, together with a certificate of the presenting Party to the effect that such judgment is final and non-appealable, from a court of competent jurisdiction, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation (a “Certified Final Order”); (iii) the provisions of Sections 1.3(b)-(d) below; or (iv) the provisions of Section 1.4(a) below.
(b)    Claims. At any time and from time to time following the Closing and prior to the date that is 30 months following the Closing Date (the “Final Distribution Date”), if Parent makes a claim (a “Claim”) for indemnity or otherwise pursuant to Section 9.2(a) of the Merger Agreement, Parent shall deliver simultaneously to the Escrow Agent and the Securityholders’ Agent a written notice pursuant to Section 4.3 hereof setting forth its good faith estimate of the dollar amount of the Damages in respect of such Claim and the nature and the basis for such Claim in reasonable detail (a “Claim Notice”). If the Securityholders’ Agent does not dispute the Claim as set forth in the Claim Notice in a timely manner as set forth in Section 1.3(c) below or only disputes a portion thereof, then the Escrow Agent shall distribute to Parent, out of the Escrow Amount, the amount of the Damages in respect of such Claim described in the Claim Notice or the portion thereof not disputed shall be deemed to be admitted (the “Admitted Liability”) with respect to such Claim.
(c)    Disputes. If the Securityholders’ Agent delivers to the Escrow Agent a notice of dispute of all or a portion of a Claim made pursuant to Section 1.3(b) (a “Dispute Notice”) by 5:00 P.M.

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Eastern Time on or prior to the thirtieth (30th) calendar day following the Escrow Agent’s receipt of such Claim Notice, then the Escrow Agent shall distribute amounts from the Escrow Amount with respect to such Claim in excess of any Admitted Liability only (A) pursuant to Joint Written Instructions or (B) pursuant to a Certified Final Order. Parent and the Securityholders’ Agent agree that, in the event the Parties resolve all matters set forth in any such Dispute Notice (a “Dispute Resolution”), solely if such Dispute Resolution results in any amounts payable to Parent (any amounts agreed by the Securityholders’ Agent to be payable to Parent, the “Agreed Amounts”), the Parties will deliver Joint Written Instructions to the Escrow Agent concerning the release of the Agreed Amounts within three (3) Business Days after such Dispute Resolution, at which time such Dispute Notice and the Claim which was subject to such Dispute Notice will be deemed finally determined for purposes of this Escrow Agreement and the Merger Agreement. Within two (2) Business Days following receipt of Joint Written Instructions or a Certified Final Order, as the case may be, the Escrow Agent shall make payment in accordance with such Joint Written Instructions or Certified Final Order.
(d)    Final Release of Escrow Amount.
(i)    Within two (2) Business Days following the Final Distribution Date, the Securityholders’ Agent will deliver written instructions to the Escrow Agent to release to [___________] (the “Payment Agent”) for distribution to the Securityholders, the balance of the Escrow Amount, less the amount of all Unresolved Claims (as defined below) pursuant to the instructions set forth in Exhibit B-2. The Escrow Agent shall release such balance of the Escrow Amount to the Payment Agent as soon as reasonably practicable upon the Escrow Agent’s receipt of such written direction.
(ii)    After the Final Distribution Date, upon the resolution of any portion of the Unresolved Claims pursuant to the procedures set forth in Section 1.3(c), and Escrow Agent’s receipt of either Joint Written Instructions or a Certified Final Order with respect to such resolution of Unresolved Claims, the Escrow Agent shall promptly distribute to the Payment Agent such amount of Unresolved Claims (which are not otherwise paid or payable to Parent pursuant to Section 1.3(c)) pursuant to the instructions set forth in Exhibit B-2.
(iii)    For purposes of this Escrow Agreement, the term “Unresolved Claims” shall mean, as of the Final Distribution Date, the aggregate amount of all Claims for which a Claim Notice has been provided to the Escrow Agent and the Securityholders’ Agent prior to the Final Distribution Date and that are (A) the subject of an outstanding Dispute Notice as of the Final Distribution Date or (B) Claims for which a Claim Notice has been delivered to the Escrow Agent and the Securityholders’ Agent but for which the 30-day objection period has not expired as of the Final Distribution Date.
(e)    Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such

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revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or Exhibit B-2 or a rescission of an existing Exhibit B-1 or Exhibit B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.4.     Income Tax Allocation and Reporting.

(a)    The Parties agree that, for income tax reporting purposes, all interest and other income from investment of the Escrow Amount shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Parent, whether or not such income was disbursed during such calendar year. Not later than thirty (30) calendar days following the end of each calendar year (and prior to the final distribution of all of the Escrow Amount), the Escrow Agent shall distribute to Parent out of the Escrow Amount an amount equal to the product of (i) the amount of interest and other income required to be reported by Parent and (ii) the highest combined marginal federal, state and local income tax rates imposed on Parent in effect during the applicable taxable year (which information shall be provided in writing to the Escrow Agent pursuant to written instructions from Parent).

(b)    Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request. The Parties understand that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Amount.

(c)    To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Amount, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Amount. The Parties (but in the case of the Securityholders’ Agent, solely on behalf of the Securityholders and in its capacity as the Securityholders’ Agent), jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Amount and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.5.    Termination. Upon the disbursement of all of the Escrow Amount, including any interest and investment earnings thereon, in accordance with Section 1.3, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.4(c), 3.1 and 3.2 hereof shall survive termination.

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ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.    Scope of Responsibility. Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document. References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto. This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.    Attorneys and Agents. The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.    Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part 1 thereof.

Section 2.4.    Right Not Duty Undertaken. The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.    No Financial Obligation. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3

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PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.    Indemnification. The Parties (but in the case of the Securityholders’ Agent, solely on behalf of the Securityholders and in its capacity as the Securityholders’ Agent), jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional reasonable fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. Parent and the Securityholders’ Agent (solely on behalf of the Securityholders and in its capacity as the Securityholders’ Agent) agree that they are jointly and severally liable towards Escrow Agent under this Section 3.1 but solely as between them, Parent and the Securityholders’ Agent (solely on behalf of the Securityholders and in its capacity as the Securityholders’ Agent) agree that any obligation for indemnification under this Section 3.1 (or for fees and expenses of the Escrow Agent described in Sections 2.2 and 3.4) shall be borne by the Party or Parties (but in the case of the Securityholders’ Agent, solely on behalf of the Securityholders and in its capacity as the Securityholders’ Agent) determined by an arbitrator or a court of competent jurisdiction to be responsible for causing the loss, liability, cost, damage or expense for which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Parent and one-half by the Securityholders’ Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.    Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (1) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PRIVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONTUCT, OR SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.
Section 3.3.    Resignation or Removal. The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination. Such resignation or removal, as the case may be, shall be effective thirty (30) calendar days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Amount and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following the delivery of such notice of resignation or removal, the Escrow

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Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.    Compensation. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid 50% by Parent and 50% by the Securityholders. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Amount with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Amount.

Section 3.5.    Disagreements. If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Amount until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Amount, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Amount, in which event the Escrow Agent shall be authorized to disburse the Escrow Amount in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Amount and shall be entitled to recover reasonable attorneys’ fees, expenses and other reasonable costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.    Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and

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privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.    Attachment of Escrow Amount; Compliance with Legal Orders. In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8    Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.    Successors and Assigns. This Escrow Agreement shall be binding upon and inure to the benefit of the Parties and the Escrow Agent and their respective successors and assigns (if any). No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Parties and the Escrow Agent and shall require the prior written consent of the other Parties and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.    Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amount escheat by operation of law.

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Section 4.3.    Notices. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by electronic mail (“e-mail”) before 5:00 p.m. (recipient’s time) on the day sent by e-mail and receipt is confirmed, when transmitted; (c) if sent by e-mail on a day other than a Business Day and receipt is confirmed, or if sent by e-mail after 5:00 p.m. (recipient’s time) on the day sent by e-mail and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or e-mail set forth beneath the name of such party below (or to such other address or e-mail as such party shall have specified in a written notice given to the other parties hereto). In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent:

If to Parent:

Under Armour, Inc.
1020 Hull Street
Baltimore, Maryland 21230
Attention: John Stanton
E-mail: jstanton@underarmour.com

With a copy to (which shall not constitute notice):

King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: William G. Roche
E-mail: broche@kslaw.com

If to the Securityholders’ Agent:

Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
E-mail:    notices@fortisrep.com
If to the Escrow Agent:

Wells Fargo Bank, National Association
7000 Central Parkway NE, Suite 550
Atlanta, Georgia 30328
Attention: Karen Z. Kelly; Corporate, Municipal and Escrow Solutions
E-mail: Karen.z.kelly@wellsfargo.com

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Section 4.4.    Governing Law. This Escrow Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 4.5.    Entire Agreement. This Escrow Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. In the event of any conflict between this Escrow Agreement and any other agreement regarding the rights and obligations of the Escrow Agent, this Escrow Agreement shall control.

Section 4.6.    Amendments. This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.    Waivers. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 4.8.    Headings. Section headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

Section 4.9.    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Escrow Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Escrow Agreement.
Section 4.10     Publication; Disclosure. By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory,

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statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Parties and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

UNDER ARMOUR, INC.

By:     _________________________

Name:    _________________________

Title:    _________________________

FORTIS ADVISORS LLC, as Securityholders’ Agent

By:     _________________________

Name:    Ryan Simkin

Title:    Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:     _________________________

Name:    _________________________

Title:    _________________________

[Signature Page to Escrow Agreement]

EXHIBIT A

Agency and Custody Account Direction
For Cash Balances
Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (MMDA)

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

Authorized Representative	Authorized Representative
UNDER ARMOUR, INC.	FORTIS ADVISORS LLC

Date	Date

EXHIBIT B-1

Parent Security Agreement

Parent certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Parent, and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by Parent for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Parent.

Parent has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-1, Parent acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Parent.

NOTICE: The security procedure selected by Parent will not be used to detect errors in the funds transfer instructions given by Parent. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Parent take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Parent.

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐
Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐
Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1. Parent understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. Parent further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐
Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Parent wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Parent chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐
Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 2013.

By ________________________________________
Name:
Title:

EXHIBIT B-2

Securityholders’ Agent Security Agreement

The Securityholders’ Agent certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Securityholders’ Agent, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by the Securityholders’ Agent for use in verifying that a funds transfer instruction received by the Escrow Agent is that of the Securityholders’ Agent.

The Securityholders’ Agent has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit B-2, the Securityholders’ Agent acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by the Securityholders’ Agent.

NOTICE: The security procedure selected by the Securityholders’ Agent will not be used to detect errors in the funds transfer instructions given by the Securityholders’ Agent. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that the Securityholders’ Agent take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I
Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of the Securityholders’ Agent

Name	Title	Telephone Number	E-mail Address	Specimen Signature
Ryan Simkin	Managing Director	858-200-8691	rsimkin@fortisrep.com

Part II
Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address
Adam Lezack	Managing Director	858-200-8692	alezack@fortisrep.com

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐
Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐
Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2. The Securityholders’ Agent understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail. The Securityholders’ Agent further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐	CHECK box, if applicable:
If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐
Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If the Securityholders’ Agent wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If the Securityholders’ Agent chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐
Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 2013.

By ________________________________________
Name: Ryan Simkin
Title: Managing Director

EXHIBIT C

FEES OF ESCROW AGENT

(See attached.)

EXHIBIT D

FORM OF RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”), dated as of [_______], 2013, is made and entered into by and between _____________ (“Securityholder”) and Under Armour, Inc., a Maryland corporation (“Parent”). Securityholder and Parent are collectively referred to as the “Parties” and each of Securityholder and Parent is individually referred to as a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, MMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), MapMyFitness, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, as the Securityholders’ Agent, have entered into an Agreement and Plan of Merger, dated as of November 8, 2013 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”);

WHEREAS, Securityholder is a securityholder of the Company; and

WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated thereby, Securityholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties hereto expressly agree as follows:

1.
General Release and Covenant Not to Sue By Securityholder Releasing Parties. To the maximum extent permitted by law, Securityholder for itself and each of its trustees, directors, officers, owners (with respect to claims arising solely out of such owner’s status as an owner of the Securityholder, and in all cases excluding Securityholder’s limited partners), managers, principals, estate, successors and assigns (and in all cases excluding any investments or portfolio companies of such Securityholder (collectively, the “Securityholder Releasing Parties”) hereby knowingly and voluntarily releases and forever discharges and covenants not to sue Parent and its Affiliates and their respective predecessors, successors, subsidiaries and affiliates, and each of their respective present and former officers, directors, shareholders, employees, agents, and attorneys (collectively the “Parent Released Parties”), from and for any and all contracts, agreements, claims, liabilities, allegations, causes of action, damages, disputes, dues, costs, commissions, liens, attorneys’ fees, and expenses whatsoever, KNOWN or UNKNOWN, suspected or unsuspected, fixed or contingent, for any and all legal and equitable remedies, relief, allowances, liquidated damages, punitive damages, compensatory damages, tort damages, contract damages, interest, restitution, attorneys’ fees, expenses, costs, declaratory judgment and injunctive relief that a Securityholder Releasing Party may have or claim to have, now or hereafter, in any capacity whatsoever, including in his capacity as a securityholder of the Company, arising out of or in connection with any act of commission or omission, errors, fraud, negligence, breach of contract, breach of fiduciary duty, violations of law, matter or cause by the Company or any of their respective present and former officers, directors, securityholders, employees, agents or attorneys existing or occurring prior to the Effective Time, including without limitation any claim that Securityholder did not receive any consideration in the Merger to which Securityholder is entitled; provided, however, that the foregoing provision shall not apply to (i) any rights of Securityholder under the Merger Agreement other than the right to any consideration other than consideration received by Securityholder in the Merger, (ii) any third party claims for which Securityholder is entitled to indemnification from Parent or the Company pursuant to the certificate of incorporation or bylaws of Parent or the Company or any indemnification agreement entered into in accordance therewith, (iii) claims against a Parent Released Party existing as of or prior to the Effective Time that are unrelated to the Company or the Company’s operations, or (iv) with respect to any employees of the Company, any claims for salary, bonuses, accrued vacation, any other employee compensation and unreimbursed expenses.

2.
Waiver. Each Securityholder Releasing Party hereby irrevocably and unconditionally waives the benefit of, and any rights the Securityholder Releasing Parties may have under, any statute or common law principle that would provide the release set forth in Section 1 does not extend to claims that the Securityholder Releasing Parties do not know or suspect to exist in the Securityholder Releasing Parties’ favor at the time of executing this Agreement, which if known by the Securityholder Releasing Parties would have materially affected the Securityholder Releasing Parties’ settlement with any of the Parent Released Parties.

3.
No Assignment by Securityholder Releasing Parties. Each Securityholder Releasing Party hereby represents and warrants that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any claim or matter herein released, disclaimed, discharged or terminated. In the event of such assignment or transfer of any claims or other matters released, discharged, terminated or disclaimed herein, such Securityholder Releasing Party agrees to indemnify and hold harmless any adversely affected Parent Released Party from and against any liability or loss, and for any cost or expense, including attorneys’ fees, or judgment or settlement arising out of or occasioned by any such assignment or transfer.

4.
No Coercion. Each Securityholder Releasing Party acknowledges that he, she or it has been allowed a reasonable opportunity to consult with his, her or its own attorney with respect to this Agreement, and such Securityholder Releasing Party further acknowledges and agrees that he, she or it has executed this Agreement knowingly and voluntarily and without any duress, coercion, or mistake of law or fact.

5.
Parties in Interest. All covenants and agreements contained herein shall be binding upon and inure to the benefit of each Party, whichever is applicable under the terms hereof. Each Parent Released Party is expressly intended to be a third party beneficiary of this Agreement, and nothing in this Agreement, whether express or implied, shall be construed to give to any Person, other than Securityholder and the other Securityholder Releasing Parties and Parent and the other Parent Released Parties any legal or equitable right, remedy or claim under or in respect of this Agreement (and any covenants, conditions or provisions contained herein).

6.	Remedies Cumulative; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that, in the event of any breach or threatened

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breach by a Party of any covenant, obligation or other provision set forth in this Agreement: each other Party or third party beneficiary hereof shall have the right to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach.

7.
Notice. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by email after 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

If to Parent:

Under Armour, Inc.
1020 Hull Street
Baltimore, Maryland 21230
Attention: John Stanton
E-mail: jstanton@underarmour.com

with a copy (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: William G. Roche
E-mail: broche@kslaw.com

If to Securityholder:

Austin Ventures X, L.P.
300 w. 6th Street, Suite 2300
Austin, TX 78701
Attention: Mike Dodd
Facsimile: 512 476 3952

with a copy (which shall not constitute notice) to:
Austin Ventures X, L.P.
300 w. 6th Street, Suite 2300
Austin, TX 78701

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Attention: General Counsel
Facsimile: 512 476 3952

8.
Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

9.	Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by each Party.

10.
Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.
Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Delaware irrespective of the choice of laws principles of the state of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

12.
Venue. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon willful misconduct, intentional misrepresentation or fraud) may be brought or otherwise commenced exclusively in any state or federal court located in the State of Delaware. Each Party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

13.	Construction. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties.

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14.
Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

15.
Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

16.
Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.
Further Assurances. Each Party shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the undersigned have executed, or caused to be executed by an authorized corporate representative, this Agreement as of the day and year first above written.

UNDER ARMOUR, INC.

By:    _________________________________
Name:
Title:

SECURITYHOLDER
Austin Ventures X, L.P.
By: AV Partners X, L.P.
By: AV Partners X, L.L.c.

By:    _________________________________
Name: Christopher Pacitti
Title: Member

(Signature Page to Release Agreement)

EXHIBIT E

FORM OF NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (this “Agreement”), is made and entered into this _____ day of __________, 2013, by and between Robin Thurston, an individual resident of the State of ______________ (“Securityholder”), and Under Armour, Inc., a Maryland corporation (“Parent”).

BACKGROUND

Parent, MMF Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), MapMyFitness, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, as the Securityholders’ Agent, have entered into a Merger Agreement (the “Merger Agreement”), dated as of the date hereof, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent.

Securityholder is a holder of equity interests in the Company. In order to protect adequately the interests of Parent, Parent has made it a condition to its obligations to consummate the acquisition of the Company under the Merger Agreement that Securityholder enter into this Agreement. Parent would not be willing to enter into and consummate the transactions provided for under the Merger Agreement in the absence of this Agreement.

In consideration of the proceeds payable to Securityholder by Parent under the terms of the Merger Agreement, Securityholder is willing to enter into and comply with the terms and conditions of this Agreement.

This Agreement will only become effective upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), and if the Merger Agreement is terminated in accordance with its terms prior to the Closing, then this Agreement will have no force or effect.

In consideration of the premises and mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Trade Secrets, Confidential Information and Noncompetition.

a.Definitions. Capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement. For the purposes of this Agreement:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Company Activities” means any activities related to the business of mobile and web fitness oriented applications, including building and maintaining health and fitness platforms and apps for iOS and Android operating systems, integrating such platforms and apps with fitness tracking devices, sensors and wearables and maintaining a database of workouts, nutritional data, calorie calculators and running, cycling and walking routes around the world.

“Confidential Information” means any data or information with respect to the conduct or details of the business conducted by the Company or its Subsidiaries, other than Trade Secrets, that is valuable to the Company or its Subsidiaries and not generally known to the public or to competitors of the Company or its Subsidiaries.

“Control,” “Controlling” or “Controlled by” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, governmental entity or other legally recognized entity.

“Proceeding” means any lawsuit, litigation, arbitration, mediation, investigation or other similar proceeding before any governmental authority or private dispute resolution body.

“Regulations” means, with respect to a particular Person or its assets, any laws, statutes, ordinances, regulations, rules, orders, judgments, decisions, consent decrees, rulings or injunctions of any governmental authority binding on such Person or assets.

“Subsidiary” or “Subsidiaries” means any Person of which the Company owns, directly or indirectly through a Subsidiary, a nominee arrangement or otherwise, at least a majority of the outstanding units, interests or shares of capital stock (or other ownership interests) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Term” means the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Territory” means the United States of America and any other country, city, state, jurisdiction or territory in which the Company does business.

“Trade Secrets” means information with respect to the conduct or details of the business conducted by the Company or any Subsidiary, including any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, design, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known

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to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.Trade Secrets and Confidential Information. Securityholder hereby agrees that neither Securityholder nor any of his Affiliates will use any Confidential Information or Trade Secrets or disclose any Confidential Information or Trade Secrets to any Person, without the prior written consent of Parent. With respect to Confidential Information, the obligations of Securityholder in this Section 1(b) shall continue until the end of the Term. With respect to Trade Secrets, the obligations of Securityholder in this Section 1(b) shall continue for as long as the applicable information continues to constitute a Trade Secret as defined in this Agreement. The provisions of this paragraph (b) will not apply to Confidential Information or Trade Secrets that otherwise become generally known in the industry or to the public through no act of Securityholder or any Person acting by or on Securityholder’s behalf, or, subject to Section 1(g), which is required to be disclosed by court order or applicable Regulation. Nothing in this Agreement shall diminish the rights of Parent or the Company or its Subsidiaries regarding the protection of Trade Secrets and other intellectual property pursuant to applicable Regulations.

c.Noncompetition.

(1)Acknowledgment. Securityholder acknowledges that the Company conducts the Company Activities throughout the Territory and that, to protect adequately the interest of Parent in the business and goodwill of the Company, it is essential that any noncompetition covenant with respect thereto cover all Company Activities and the entire Territory for the duration of the Term.
(2)Trade Name. Securityholder hereby agrees that, during the Term, except on behalf of Parent and its Affiliates, neither Securityholder nor any of his Affiliates will, directly or by assisting others, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of any business conducted under any corporate, product, or trade name or trademark or service mark of, the Company, its Subsidiaries or Parent, or name or mark similar thereto, without the prior written consent of Parent.
(3)Noncompetition Covenant. Securityholder hereby agrees that, during the Term, except on behalf of Parent and its Affiliates, neither Securityholder nor any of his Affiliates will, directly or by assisting others, conduct Company Activities in the Territory or otherwise engage in, have an equity or profit interest in, loan money to or render services (of an executive, management, marketing, sales, research and development, business development, strategic planning, administrative, financial, or consulting nature) to or on behalf of any Person engaged in Company Activities in the Territory. Notwithstanding anything in this Agreement to the contrary, Securityholder may acquire up to one percent (1%) of any class of securities of any company engaged in Company Activities in the Territory where such securities are publicly traded on a national securities exchange or in the over-the-counter market so long as Securityholder holds such securities as a passive investment and does not take an active part in the management or direction of such company and does not act as a consultant therefor or in any way render services thereto.

(4)Nonsolicitation.

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(A)    Securityholder hereby agrees that, during the Term, except on behalf of Parent and its Affiliates, neither Securityholder nor any of his Affiliates will, directly or by assisting others, (1) solicit or attempt to solicit, any business from any Person who was a customer of the Company or any Subsidiary as of the Closing Date or at any time during the one-year period prior to the Closing Date, including actively sought prospective customers, for purposes of providing products or services that are competitive with the Company Activities, or (2) provide to any such customer or prospective customer products or services that are competitive with the Company Activities.

(B)    Securityholder hereby agrees that, during the Term, neither Securityholder nor any of his Affiliates will (on behalf of Securityholder or any other Person), directly or by assisting others, hire, recruit, or solicit or attempt to hire, recruit, or solicit, any person who was an employee of the Company or any Subsidiary on the Closing Date, it being understood that this Section 1(c)(4)(B) shall not restrict Securityholder or its Affiliates from placing notices of general solicitation of employment; provided that, for purposes of clarification, such notices shall not relieve Securityholder or its Affiliates from the restriction against hiring in this Section 1(c)(4)(B).

d.Reformability. If a judicial or arbitral determination is made that any provision of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against Securityholder, such provision shall be rendered void only to the extent that such judicial or arbitral determination finds the provision to be unreasonable or otherwise unenforceable with respect to Securityholder. In this regard, Securityholder hereby agrees that any judicial or arbitral authority construing this Agreement shall be empowered to reform any portion of the Territory, any prohibited business activity or any time period in order to make the covenants herein binding and enforceable with respect to Securityholder, and to apply the provisions of this Agreement and to enforce against Securityholder the remaining portion of the Territory, the remaining business activities, and the remaining time period as such judicial or arbitral authority determines to be reasonable and enforceable. All of the covenants contained in this Agreement shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Securityholder may have against Parent (other than in connection with a material breach of this Agreement by Parent) shall not constitute a defense to the enforcement by Parent to such covenants. Moreover, notwithstanding the fact that any provision of this Agreement is determined not to be specifically enforceable, Parent shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by Securityholder.

e.Indemnification. Securityholder hereby agrees to indemnify and hold harmless, to the fullest extent permitted by law, Parent and its Affiliates from, against and in respect of any and all losses, damages, deficiencies, awards, assessments, judgments, fines, penalties, costs and expenses (including reasonable legal fees and expenses) incurred as a result of any breach or default in the

4

performance by Securityholder or any of his Affiliates of any covenant or agreement of Securityholder contained in this Agreement.

f.Injunctive Relief. The parties to this Agreement agree that, in the event of any breach or threatened breach by Securityholder of any covenant, obligation or other provision set forth in this Agreement: (a) Parent shall be entitled (in addition to any other remedy that may be available to it) to seek: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) Parent shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

g.Legal Process. In the event that Securityholder or any of his Affiliates is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any Proceeding, to disclose any Confidential Information or Trade Secrets during the applicable period specified in Section 1(b), Securityholder will give Parent prompt written notice of such request or requirement so that Parent may, at Parent’s expense, seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Securityholder will cooperate with Parent to obtain such protective order. In the event that such protective order or other remedy is not obtained or Parent waives in writing compliance with the relevant provisions of this Agreement, Securityholder will furnish only that portion of the Confidential Information or Trade Secrets which is legally required to be disclosed.

2.Miscellaneous.

a.Entire Agreement; Assignment. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. Securityholder shall not be entitled to assign or delegate any of its rights or obligations hereunder without the prior written consent of Parent. Any assignment by Securityholder in violation of this provision shall be void.

b.Interpretation; Rules of Construction.

i.Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

ii.Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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iii.Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

iv.References. Except as otherwise indicated, all references in this Agreement to “Sections,” are intended to refer to Sections of this Agreement.

c.Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, when transmitted; (c) if sent by email on a day other than a Business Day and receipt is confirmed, or if sent by email after 5:00 p.m. (recipient’s time) on the day sent by email and receipt is confirmed, on the Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or email set forth beneath the name of such party below (or to such other address or email as such party shall have specified in a written notice given to the other parties hereto):

If to Parent:

Under Armour, Inc.
1020 Hull Street
Baltimore, Maryland 21230
Attention: John Stanton
E-mail: jstanton@underarmour.com

with a copy (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: William G. Roche
E-mail: broche@kslaw.com

If to Securityholder:

Robin Thurston
[_______________]
[_______________]
[_______________]
[_______________]

with a copy (which shall not constitute notice) to:

[_______________]

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[_______________]
[_______________]
[_______________]

d.Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

e.Governing Law; Dispute Resolution.

i.Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Maryland irrespective of the choice of laws principles of the state of Maryland, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

ii.Venue. Any action, suit or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other legal proceeding based upon willful misconduct, intentional misrepresentation or fraud) may be brought or otherwise commenced exclusively in any state or federal court located in the State of Maryland. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the State of Maryland (and each appellate court located in the State of Maryland) in connection with any such action, suit or legal proceeding; (ii) agrees that each state and federal court located in the State of Maryland shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or legal proceeding commenced in any state or federal court located in the State of Maryland, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or legal proceeding has been brought in an inconvenient forum, that the venue of such action, suit or legal proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

f.Binding Effect. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns.

g.Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

h.Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Securityholder.

i.Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power,

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right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:

UNDER ARMOUR, INC.

By:_________________________________
Name:
Title:

SECURITYHOLDER:

_________________________________
Robin Thurston

[Signature page to Noncompetition Agreement]